Exhibit 10.66
CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS
NOTED WITH “*****.” AN UNREDACTED VERSION OF THIS DOCUMENT HAS
BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
COMMISSION.
AMENDED AND RESTATED
OPERATING AGREEMENT
OF
TV GUIDE ENTERTAINMENT GROUP, LLC
Dated as of May 28, 2009

i

(continued)

(continued)

(continued)

		Page

Section 13.11	Enforcement	66
Section 13.12	Currency	66
Section 13.13	Severability	66
Section 13.14	Waiver of Jury Trial	66
Section 13.15	Counterparts	66
Section 13.16	Facsimile Signature	67
Section 13.17	Time of Essence	67
Section 13.18	No Presumption Against Drafting Party	67

AMENDED AND RESTATED
OPERATING AGREEMENT
OF
TV GUIDE ENTERTAINMENT GROUP, LLC
     This AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement) of TV GUIDE ENTERTAINMENT GROUP, LLC, a Delaware limited liability company (the “Company”), dated as of May 28, 2009, by and among the Company, Lionsgate Channels, Inc., a Delaware corporation (“Lions Gate”), and TVGN Holdings, LLC, a Delaware limited liability company (“TVGN”). Each of Lions Gate and TVGN are Members.
RECITALS
     A. The Company was formed as a corporation that elected to convert to a limited liability company pursuant to the Delaware Limited Liability Company Act (as amended from time to time, the “Act”) for the purposes and upon the terms and conditions set forth herein.
     B. The Members desire to amend and restate the Operating Agreement of the Company, as in effect prior to the date hereof, on the terms and conditions set forth herein.
     C. The Company was formed to operate the Network Business (as such business may be expanded in the future to include additional territories, distribution channels and methodologies, the “Company Business”).
     D. The Company, TVGN and Lions Gate have entered into an Equity Purchase Agreement, dated as of May 28, 2009 (the “Purchase Agreement”), pursuant to which Lions Gate has sold to TVGN 49,000 Series A Preferred Units of the Company and 49,000 Series B-1 Common Units of the Company, constituting 49% of the aggregate fully diluted equity of the Company (the “Unit Sale”). For and in consideration of the Unit Sale, TVGN has paid to or for the benefit of Lions Gate the amount of US$123,048,699.00.
     E. Concurrent with the execution of this Agreement, Lions Gate and the Company have entered into a Services Agreement (the “Services Agreement”), pursuant to which Lions Gate will provide services to the Company related to the Company Business (including as the Company Business is expanded or modified during the term of the Services Agreement).
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Members hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Certain Defined Terms. For purposes of this Agreement:

          “Action” means any claim, action, suit, arbitration, inquiry, proceeding, notice of violations, or investigation before or by any Governmental Authority.
          “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
          “Aggregate Subscribers” means for any given calendar month and as measured at the end of such calendar month, the aggregate number of subscribers reported to the Company by each Carriage Provider in its report to the Company received by the Company in such calendar month (e.g., if the Company has four Carriage Providers who provide monthly reports for January on February 5, 6, 15 and 28, respectively, the Aggregate Subscribers for February is the total of the subscribers reported in such four reports).
          “Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
          (i) the initial Asset Value of any asset (other than money) contributed by a Member to the Company shall be the gross Fair Market Value of such asset as determined in accordance with the methodology set forth in Section 9.9, except that the initial Asset Value of the assets of the Company deemed to have been contributed by the Members on the Closing Date shall be as set forth on Schedule 2.1;
          (ii) the Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values as approved by the Board of Managers as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member, including the grant of a profit interest in the Company; (B) the distribution by the Company to a Member of more than a de minimis amount of property in respect of an interest in the Company; or (C) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations; provided, however, that adjustments pursuant to clauses (A) and (B) above shall be made only if the Board of Managers determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company; and
          (iii) the Asset Value of any Company asset distributed to any Member shall be the gross Fair Market Value of such asset on the date of distribution, as determined by the Board of Managers.
If the Asset Value of an asset has been determined or adjusted pursuant to paragraph (i) or (ii), such Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset.
          “Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement, dated as of the date hereof, by and among LGEI, Lions Gate and the Company.
          “Available Cash” means, as of any date, the excess of (a) cash received by the Company from its operations and investments and borrowings during the applicable period over

(b) (i) total current operating expenses, (ii) reasonable reserves for future expenses, including amounts reasonably required to meet current and future payments in respect of indebtedness of the Company as required to fund capital improvements and business expansion, and (iii) a reserve for contingencies, with each element as determined by the Board of Managers in good faith.
          “Bankruptcy” of a Person shall be deemed to occur for purposes of this Agreement if:
          (iv) an involuntary petition under any bankruptcy or insolvency Law or under the reorganization provisions of any such Law is filed with respect to such Member or a receiver of or for the property of such Member is appointed without acquiescence of such Member, which petition or appointment remains undischarged or unstayed for an aggregate period of 90 days (whether or not consecutive); or
          (v) a voluntary petition under any bankruptcy or insolvency Law or under the reorganization provisions of any such Law is filed by such Member, a voluntary assignment of such Member’s property for the benefit of creditors is made, or a receiver of or for the property of such Member is appointed by, or acquiesced in, by such Member.
          “beneficial owner” or “beneficially own” has the meaning given such term in Rule 13d-3 under the Exchange Act; provided, that for purposes of determining beneficial ownership, (i) a Person shall be deemed to be the beneficial owner of any security which may be acquired by such Person, whether within 60 days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities and (ii) no Person shall be deemed to beneficially own any security solely as a result of such Person’s execution of this Agreement.
          “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York City
          “Capital Account” means, with respect to any Member, the account maintained for such Member in accordance with the provisions of Section 4.6.
          “Capital Contribution” means, with respect to any Member, the aggregate amount of money contributed to the Company and the Asset Value of any property (other than money) contributed to the Company pursuant to Article IV. In the case of a Member that acquires an interest in the Company by virtue of an assignment or transfer in accordance with the terms of this Agreement, “Capital Contribution” means the Capital Contribution of such Member’s predecessor to the extent relating to the acquired interest.
          “Carriage Provider” means any multi system operator, satellite carrier or similar provider carrying the whole channel of either the TVGuide Network or any other television network owned by the Company.
          “Chief Executive Officer” means the Chairman, so long as the Company has such an officer, and otherwise means the individual designated as such by the Board of Managers.

          “Closing Date” means the closing date of the transactions contemplated by the Purchase Agreement.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Commission” means the United States Securities and Exchange Commission.
          “Common Capital Account” means, with respect to any Member, the portion of the Capital Account of such Member attributable to Common Units, as maintained in accordance with the principles of Section 4.6.
          “control”, including the terms “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner, managing member or managing stockholder, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
          “Covered Person” means a Member, any Affiliate of a Member, any officer, director, manager, shareholder, employee, partner, member or stockholder of a Member or its Affiliates, or any Manager or Officer of the Company.
          “Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year or other period; provided, however, that if the Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such Fiscal Year or other period bears to such beginning adjusted tax basis; provided further, that, if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Asset Value using any reasonable method selected by the Board of Managers.
          “Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership
          “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “Fair Market Value” of Units or other property, as the case may be, means the cash price that a Third Party would pay to acquire all of such Units (computed based upon the value of the Company and the Units on a fully diluted basis after giving effect to the exercise of any and all outstanding conversion rights, exchange rights, warrants and options, including the Option) or other property in an arm’s-length transaction, assuming with respect to the Fair

Market Value of Units that the Company was being sold in a manner reasonably designed to solicit all possible participants and permit all interested Persons an opportunity to participate and to achieve the best value reasonably available to the Members at the time, taking into account all existing circumstances, including, without limitation, the terms and conditions of all agreements (including this Agreement) to which the Company is then a party or by which it is otherwise benefited or affected, determined, unless otherwise specified, as set forth in Section 9.9.
          “Fiscal Year” means (i) the period commencing on the date hereof and ending on March 31, 2009, (ii) any subsequent twelve-month period commencing on April 1st and ending on March 31st, unless otherwise required by applicable law.
          “GAAP” means United States generally accepted accounting principles as in effect from time to time.
          “Governmental Authority” means any United States or any other jurisdiction’s federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).
          “Indemnification Amount” means either (a) the amount agreed by Lions Gate and TVGN as owed in respect of an Indemnification Event or (b) the amount found to be owed by Lions Gate to TVGN in respect of an Indemnification Event by final determination of a court of competent jurisdiction.
          “Indemnification Event” means the occurrence of either (a) the failure of either Lions Gate or LGEI to pay an amount as and when required under Article VIII of the Purchase Agreement or (b) the failure of either Lions Gate or LGEI to pay an amount owed to the Company pursuant to the Assignment and Assumption Agreement promptly after the event giving rise to the obligation thereto or the failure to perform any other obligation under the Assignment and Assumption Agreement (after giving effect to any grace periods provided for in the Assignment and Assumption Agreement).
          “Initial Public Offering” means the first underwritten public offering of the equity interests of the Company pursuant to a registration statement filed under the Securities Act resulting in aggregate net proceeds (after expenses and underwriting commissions and discounts) to the Company and any selling equityholders of at least *****; provided, that following such offering the equity interests of the Company are listed on a United States or foreign national securities exchange or quoted on a United States or foreign automated securities quotation system.
          “Insolvency Event” means, with respect to any Person, (i) the filing of a voluntary or involuntary case under any applicable bankruptcy or other similar Law now or hereafter in effect, (ii) a liquidation or dissolution of the Person or the institution of proceedings related thereto other than in connection with a bona fide sale not in connection with an insolvency, (iii) an assignment for the benefit of the Person’s creditors, (iv) a foreclosure on all or substantially all of the assets of the Person, (v) the appointment of a receiver, liquidator, custodian, trustee or similar official with respect to the Person, or (vi) a restructuring or reorganization of the Person due to the insolvency of such Person.
          “Investment Member” means any Member who, at the time of determination thereof, owns Investment Units.
          “Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.
          “LGEC” means Lions Gate Entertainment Corp., a British Columbia corporation, or its successor.
          “LGEI” means Lions Gate Entertainment Inc., a Delaware corporation.
          “Lions Gate Change in Control” means (i) any Person or group (such term being used as defined in Section 13(s) and 14(d) of the Exchange Act as amended) that acquires ownership or control of in excess of ***** of equity securities having voting power to vote in the election of the board of directors of LGEC, either on a fully diluted basis or based solely on the voting stock then outstanding, (ii) if at any time, individuals who at the date hereof constituted the board of directors of LGEC (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of LGEC, as the case may be, was approved by a vote of the majority of the directors then still in office who were either directors at the date hereof or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of LGEC then in office, or (iii) if at any time, Lions Gate is no longer, directly or indirectly, wholly-owned by LGEC.
          “Macrovision” means Macrovision Solutions Corporation, a Delaware corporation.
          “Macrovision Purchase Agreement” means that certain Equity Purchase Agreement, dated as of January 5, 2009, by and among Gemstar-TV Guide International, Inc., a Delaware Corporation, UV Corporation, a Delaware corporation, TV Guide Entertainment Group, Inc., a Delaware Corporation and Lions Gate, Entertainment, Inc., a Delaware corporation.
          “Majority Vote” means, with respect to any matter to be voted on (i) by the Board of Managers, the written approval of, or the affirmative vote by, a majority of the voting Managers serving on the Board of Managers; provided, that (A) to the extent that TVGN has at least a 25.1% Percentage Interest in the Voting Units and has appointed at least one TVGN Manager pursuant to Section 5.2 hereof, at least one Manager voting in favor of any such matter shall be a TVGN Manager and (B) to the extent that Lions Gate has at least a 25.1% Percentage Interest in the Voting Units, has appointed at least one Lions Gate Manager pursuant to Section 5.2 hereof and no Indemnification Default has occurred pursuant to Section 9.11, at least one Manager voting in favor of any such matter shall be a Lions Gate Manager, and (ii) by the Members, upon majority of the Voting Units entitled to vote on such matter.
          “Material Amount” means, in each case, (i) an amount determined to be material for such purpose by prior resolution approved by a Majority Vote of the Board of Managers or

(ii) to the extent the Board of Managers does not designate an amount for such purpose pursuant to clause (i) above, an amount equal to or in excess of *****, on a Fair Market Value basis, if applicable.
          “Member” means any Person named as a member of the Company on Schedule 2.1 hereto and any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, in each case, solely in such Person’s capacity as a member of the Company, until such time as such Person has transferred or disposed of all of such Person’s Units in accordance with the provisions hereof.
          “Membership Interest” means, with respect to any Member, such Member’s entire undivided economic interest in the Company, including, except as may otherwise be provided in Article VI, each item of income, gain, loss, credit and distributions of the Company, including any right of such Member to the return of Capital Contributions and any interest thereon.
          “Mutually Designated Appraiser” means an investment banking firm jointly designated by the investment banking firms initially appointed by the interested parties to determine Fair Market Value pursuant to Section 9.9, which must meet the following qualifications (the “Stated Qualifications”): it is a United States-based investment bank of international standing with experience in United States media company transactions, which is not an Affiliate of any Member and which has not performed any significant work for any Member or any Affiliate of any Member within the prior two years.
          “Net Profits” and “Net Losses” mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments:
          (i) any income of the Company exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be added to such taxable income or loss;
          (ii) any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations) and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be subtracted from such taxable income or loss;
          (iii) in the event the Asset Value of any asset of the Company is adjusted in accordance with paragraph (ii) or paragraph (iii) of the definition of “Asset Value” above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses;
          (iv) gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Asset Value;

          (v) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of “Depreciation” above; and
          (vi) any items which are specially allocated pursuant to Sections 6.2 and 6.3 shall not be taken into account in computing Net Profits or Net Losses.
The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 6.2 and 6.3 shall be determined by applying rules analogous to those set forth in paragraphs (i) through (v) above.
          “Network Business” means the business of each of (A) TV Guide Network, (B) TV Guide Network Broadband, (C) TV Guide Network Mobile, (D) TVGuide.com; and (E) TV Guide Network Video on Demand.
          “New Units” means any Units, whether now authorized or not, and rights, options or warrants to purchase Units, and securities of any type whatsoever that are, or may become, convertible into or exchangeable or exercisable for Units.
          “Notice Date” means the date that is 15 days after the date of an event requiring a determination of Fair Market Value pursuant to Section 9.9.
          “Percentage Interest” means, when made in reference to the Series A Preferred Units, the Series B-1 Common Units, the Series B-2 Common Units, the Investment Units, the Common Units, the Voting Units or the Units, with respect to any Member as of any date, a percentage representing the number of Series A Preferred Units, Series B-1 Common Units, Series B-2 Common Units, Investment Units, Common Units, Voting Units or Units, as applicable, beneficially owned by such Member as of such date, divided by the aggregate number of Series A Preferred Units, Series B-1 Common Units, Series B-2 Common Units, Investment Units, Common Units, Voting Units or Units, as applicable, then outstanding.
          “Permitted Transferee” means, with respect to (i) any Member, (A) any Affiliate of such Member of which such Member has more than 50% of the economic ownership interest, and (ii) with respect to TVGN, any member of TVGN or any entity controlled by TVGN or under common control with TVGN.
          “Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
          “PIK Dividend” means, in respect of any Series A Preferred Unit, as of any date of determination, an amount equal to a return of ***** per annum, compounded annually, on the Redemption Amount for such Series A Preferred Unit, less any amounts received as a distribution pursuant to Section 7.1(a)(i).

          “Preferred Capital Account” means, with respect to any Member, the portion of the Capital Account of such Member attributable to Series A Preferred Units, as maintained in accordance with the principles of Section 4.6.
          “Purchase Amount” means, as to any Investment Units, an aggregate amount equal to the aggregate Capital Contributions made, or deemed made as provided in Section 4.1, in cash in respect of such Investment Units as of any date of determination (not including the PIK Dividend).
          “Redemption Amount” means in respect of any Series A Preferred Unit on any given date an amount equal to the sum of (a) an amount equal to the aggregate amount of the PIK Dividend as of such date plus (b) an amount equal to (i) the aggregate Capital Contributions made, or deemed made as provided in Section 4.1, in respect of such Series A Preferred Unit to such date minus (ii) the aggregate payments and distributions made in respect of such Series A Preferred Unit pursuant to Section 4.2(c), Section 7.1(a)(ii) and Section 10.4(a)(ii) to such date.
          “Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “Side Letter” means that certain Letter Agreement, dated May 28, 2009, between LGEI, Lions Gate, the Company and TVGN.
          “Stated Qualifications” has the meaning set forth in the definition of Mutually Designated Appraiser.
          “Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one of more intermediaries.
          “Third Party” means any Person other than (i) a Member, (ii) an Affiliate of a Member or of the Company, or (iii) a Permitted Transferee of a Member.
          “Transfer” means, in respect of any Units, property or other assets, any sale, assignment, hypothecation, Encumbrance, transfer, distribution or other disposition thereof or of a participation therein, or other conveyance of legal or beneficial interest therein, including rights to vote and to receive dividends or other income with respect thereto, or any short position in a security or any other action or position otherwise reducing risk related to ownership through hedging or other derivative instruments, whether voluntarily or by operation of Law, or any agreement or commitment to do any of the foregoing.
          “Transferee” means any Person that is a transferee of all or a portion of a Member’s Units.
          “TVGuide.com” means the public web business currently located at www.tvguide.com, www.jumptheshark.com, www.tvshowsondvd.com,

www.fansofrealitytv.com, www.m.tvguide.com and www.tv-now.com and which as of the date hereof contains TV listings with entertainment and TV-related content and products.
          “TV Guide Network” means the linear broadcast cable television network that provides entertainment and television guidance related programming to multi-channel video system operators, which is currently known as TV Guide Network.
          “TV Guide Network Broadband” means an advertiser supported, video-on-demand service featuring short-form and originally-produced and edited entertainment programs which is distributed on major video portals.
          “TV Guide Network Mobile” means the business of repurposing TV Guide Network television programming for mobile devices, which is currently solely comprised of the Verizon V CAST deal in 2008.
          “TV Guide Network Video on Demand” means advertiser supported, video-on-demand television programming services featuring short-form, originally-produced entertainment programs.”
          “Unanimous Vote” means, with respect to any matter to be voted on by the Board of Managers, the written approval of, or the affirmative vote by, all of the voting Managers serving on the Board of Managers.
          “United States” means the United States of America.
          “Voting Units” means, (a) initially, the Series A Preferred Units so long as any Series A Preferred Units remain outstanding and (b) to the extent that no Series A Preferred Units remain outstanding, the Series B-1 Common Units.
     Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

1% Call Event	Section 9.10(b)
1% Call Notice	Section 9.10(c)
1% Call Option	Section 9.10(a)
1% Call Price	Section 9.10(d)
1% Call Units	Section 9.10(a)
Act	Recitals
Additional Call Amount	Section 9.7(c)
Affected Member	Section 9.7(a)
Affiliate Agreement	Section 5.6(b)
Agreement	Preamble
Agreement Term	Section 2.3(a)
Annual Budget	Section 8.3(a)
Anticipated Shortfall	Section 8.3(b)
Approved Budget	Section 8.3(a)

Definition	Location

Approved Funding Requirements	Section 8.3(a)
Arbitrator Budget	Section 8.3(b)
Auditors	Section 8.1(a)
Board of Managers	Section 5.1
Call Consideration	Section 9.7(a)
Call Exercise Notice	Section 9.7(b)
Call Notice	Section 9.7(a)
Call Notice Recipient	Section 9.7(a)
Call Purchasing Member	Section 9.7(b)
Call Selling Member	Section 9.7(b)
Call Transaction	Section 9.7(b)
Certificate	Section 2.1(a)
Chair of the Board	Section 5.2(a)
Common Units	Section 4.2(a)
Company	Preamble
Company Business	Recitals
Confidential Information	Section 12.5(a)
Conflict	Section 5.11(a)
Corporate Opportunities Group	Section 12.3(a)
Co-Sale Non-Electing Units	Section 9.5(b)
Co-Sale Notice	Section 9.5(a)
Co-Sale Participant	Section 9.5(a)
Co-Sale Period	Section 9.5(a)
Counter Offer	Section 9.7(b)
Drag Transaction	Section 9.6(b)
Drag-Along Exercise Notice	Section 9.6(a)
Drag-Along Notice	Section 9.6(a)
Drag-Along Participant	Section 9.6(a)
Drag-Along Purchasing Member	Section 9.6(g)
Drag-Along Transferring Member(s)	Section 9.6(a)
First Offer	Section 9.4(b)
HSR Act	Section 3.4
Indemnification Default	Section 9.11
Independent Manager	Section 5.2(d)
Initial Budget	Section 8.3(a)
Initiating Member	Section 9.7(a)
Instituting Member	Section 5.6(d)
Investment Units	Section 4.2(a)
Issuance Notice	Section 12.1(b)
Lions Gate	Preamble
Lions Gate Manager	Section 5.2(c)
Lions Gate Observer	Section 5.2(c)
Liquidating Trustee	Section 10.3
Losses	Section 11.2(a)
Macrovision Award	Section 5.6(d)

Definition	Location

Macrovision Claims	Section 5.6(d)
Manager	Section 5.2(a)
Net Price	Section 9.10(e)
Offer Notice	Section 9.4(a)
Offer Period	Section 9.4(b)
Offer Price	Section 9.4(a)
Offer Recipient(s)	Section 9.4(a)
Offered Units	Section 9.4(a)
Offering Member	Section 9.4(a)
Officer	Section 5.14(a)
Option Holder	Section 9.10(a)
Option Issuer	Section 9.10(a)
Prospective Transferee	Section 9.8
Purchase Agreement	Recitals
Regulatory Allocations	Section 6.3
Representatives	Section 12.5(a)
Series A Preferred Units	Section 4.2(a)
Series B-1 Common Units	Section 4.2(a)
Series B-2 Common Units	Section 4.2(a)
Services Agreement	Recitals
Stated Qualifications	Section 1.1
Subscription Notice	Section 12.1(c)
Subsequent Transaction	Section 9.7(c)
Tax Distribution	Section 7.1(b)
tax matters Member	Section 6.5(b)
Transfer Notice	Section 9.5(a)
Transferred Units	Section 9.5(a)
Transferring Member	Section 9.5(a)
TVGN	Preamble
TVGN Manager	Section 5.2(b)
TVGN Observer	Section 5.2(b)
Unit Sale	Recitals
Units	Section 4.2(a)
Unsubscribed Units	Section 12.1(c)
ARTICLE II
FORMATION, TERM, PURPOSE AND POWERS
     Section 2.1 Formation.
          (a) The Company has been formed as a Delaware limited liability company by the filing on May 15, 2009 of a certificate of formation (as amended from time to time, the “Certificate”) in the office of the Secretary of State of the State of Delaware under and pursuant to Section 18-201 of the Act. B. James Gladstone is hereby acknowledged as an “authorized person,” within the meaning of the Act, to have executed, delivered and filed the Certificate on behalf of the Company, and such act is hereby ratified. The Members hereby confirm the formation of the Company as a limited liability company under and pursuant to the provisions of the Act and all other pertinent Laws of the State of Delaware for the purposes and upon the terms and conditions hereinafter set forth. The parties hereto agree that their rights, duties and liabilities and the rights duties and liabilities of any additional Member admitted to the Company in accordance with the terms hereof shall be as provided in the Act, except as otherwise provided herein.
          (b) The name of each Member, together with the mailing address thereof, the number of Units held thereby and the cash amount of Capital Contributions made, or deemed made in accordance with Section 4.1, by each Member in respect of such Units as of the Closing Date shall be listed on Schedule 2.1 hereto. Each of the Members is hereby admitted as a Member of the Company. Additional Members shall be admitted as Members of the Company only in accordance with Section 2.11. The Chief Executive Officer, or a designee of the Chief Executive Officer, shall be required to update Schedule 2.1 from time to time, as necessary to reflect accurately the information therein as known by the Chief Executive Officer, but no such update shall modify Schedule 2.1 in any manner inconsistent with Section 2.11 or any other Section of this Agreement or the Act. Any amendment or revision to Schedule 2.1 made in accordance with this Agreement shall not be deemed an amendment to this Agreement for purposes of Section 2.11. Any reference in this Agreement to Schedule 2.1 shall be deemed to be a reference to such Schedule as amended and in effect from time to time.
          (c) The Chief Executive Officer of the Company, or a designee of the Chief Executive Officer, is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file, or to cause the execution, delivery and filing of, any amendments or restatements of the Certificate and any other certificates, notices, statements or other instruments (and any amendments and/or restatements thereof) necessary or advisable for the formation of the Company or the operation of the Company in all jurisdictions where the Company may elect to do business, but no such amendment, restatement or other instrument may be executed, delivered or filed unless adopted in a manner authorized by this Agreement.
     Section 2.2 Name. The name of the company formed hereby is TV Guide Entertainment Group, LLC. The Company Business may not be conducted under any other name unless approved by the Board of Managers.
     Section 2.3 Term of Company/Agreement.
          (a) The term of the Company commenced on the date of the filing of the Certificate in the Office of the Secretary of State of the State of Delaware and shall continue until the Company is dissolved and its affairs wound up in accordance with the Act and the terms of this Agreement.
          (b) Subject to the earlier termination of the term of this Agreement in accordance with Section 2.3(c), this Agreement shall be effective from the date hereof until the closing of the Company’s Initial Public Offering (the “Agreement Term”), upon which this Agreement shall automatically terminate and the Members shall enter into a new operating agreement.

          (c) This Agreement may be terminated prior to the end of the Agreement Term only by virtue of a written agreement to that effect, executed by all parties hereto.
          (d) In the event of termination of this Agreement as provided in this Section 2.3, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (i) for the provisions of Section 12.5 relating to confidentiality (as set forth in Section 12.5(f)), Section 12.4 relating to public announcements, Section 13.1 relating to fees and expenses, Section 13.4 relating to notices, Section 13.7 relating to third-party beneficiaries, Section 13.8 relating to governing law, Section 13.9 relating to jurisdiction and this Section 2.3(d) and (ii) that nothing herein shall relieve either party from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.
     Section 2.4 Principal Place of Business. The principal place of business of the Company shall be 1800 North Highland Avenue, 7th Floor, Hollywood, California 90028 or such other place as the Board of Managers may determine from time to time, and the Company shall have other regional offices and operations as the Board of Managers may determine from time to time.
     Section 2.5 Title to Company Property. All property of the Company, whether real, personal or mixed, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any direct ownership interest in such property.
     Section 2.6 Agent for Service of Process. The Company’s registered agent for service of process in the State of Delaware shall be as set forth in the Certificate.
     Section 2.7 Purpose. The purpose of the Company is to engage in (a) the Company Business and (b) any and all lawful activities in accordance with the Act that the Board of Managers deems necessary or advisable in connection with the Company Business acting in a manner prescribed by Article V.
     Section 2.8 Powers of the Company. Subject to the limitations set forth in this Agreement, the Company shall possess and may exercise all of the powers and privileges granted to it by the Act, by any other Law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Company set forth in Section 2.7.
     Section 2.9 Maintenance of Separate Existence. The Company shall do all things necessary to maintain its limited liability company existence separate and apart from each Member and any Affiliate of any Member, including maintaining its books and records on a current basis separate from that of any Affiliate of the Company or any other Person, and shall not commingle the Company’s assets with those of any Affiliate of the Company or any other Person. In furtherance, and not in limitation, of the foregoing, the Company shall not:
          (a) fail (i) to maintain or cause to be maintained by an agent under the Company’s control physical possession of the records required to be kept under the Act, (ii) to account for and manage all of its liabilities separately from those of any other Person, including payment by it of administrative expenses and taxes, other than income taxes, from its own assets or (iii) to identify or cause to be identified separately all of its assets from those of any other Person;
          (b) commingle, or permit the commingling of, its funds with the funds of any Member or any Affiliate of any Member or use its funds for other than the Company’s uses; or
          (c) maintain, or permit the maintenance of, joint bank accounts or other depository accounts to which any Member would have independent access.
     Section 2.10 No Personal Liability. Except as provided by the Act, no Member or any Manager shall be personally liable for any obligations of the Company. For the avoidance of doubt, notwithstanding any other provision to the contrary contained in this Agreement, (i) except for loans contemplated by an Approved Budget that have been agreed to by such Member or an Arbitrator Budget that was proposed by such Member as specifically provided in Section 8.3(c), no Member shall have any obligation or be required to make any loan or otherwise advance any funds to the Company and (ii) in no circumstance shall TVGN or Lions Gate have any obligation to make a Capital Contribution to the Company unless such Capital Contribution has been approved by TVGN and Lions Gate pursuant to Section 5.7.
     Section 2.11 Admission of New Members and Transferees.
          (a) New Members (other than Transferees) shall be admitted to the Company only by Majority Vote of the Board of Managers on terms and conditions which are consistent with this Agreement, the Certificate, the Act and any applicable provision of Law. Any such new Members shall be issued Units and shall participate in the management, profits, losses, and distributions of the Company on such terms and with such amendments to this Agreement as are approved by Majority Vote of the Board of Managers.
          (b) A Transferee will be admitted as a substitute or additional Member only if the Transfer of Units to such Transferee is made in compliance with all the requirements of Article IX and Section 4.2(b) (including, but not limited to, the requirement that such Transferee become a party to this Agreement) and the Transferee complies with all of the terms of this Agreement applicable to it.
     Section 2.12 Withdrawals. No Member may withdraw or resign from the Company without approval of such action by Majority Vote of the Board of Managers, except as otherwise provided in the Act or this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE STOCKHOLDERS
     Each Member, severally but not jointly, represents and warrants to the Company and each other Member as follows:
     Section 3.1 Organization and Qualification. Such Member, if an entity, (a) is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all necessary power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (b) is duly qualified or licensed as a foreign corporation to do business, and in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that would not prevent or materially hinder the performance of the actions contemplated by this Agreement.
     Section 3.2 Authority. Such Member has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Member of this Agreement and the consummation by such Member of the transactions contemplated hereby have been duly and validly authorized by all requisite action on its part. This Agreement has been duly executed and delivered by such Member and constitutes the legal, valid and binding obligation of such Member, enforceable against such Member in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
     Section 3.3 No Conflict. The execution, delivery and performance by such Member of this Agreement does not and will not (a) conflict with or violate its certificate of incorporation or bylaws or equivalent organizational documents, if applicable, (b) conflict with or violate any Law applicable to such Member or by which any property or asset of such Member is bound or affected or (c) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, or give to any Person any rights pursuant to, any contract, agreement or arrangement by which such Member is bound, except, in the case of the foregoing clauses (b) or (c), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially hinder the performance of the actions contemplated by this Agreement.
     Section 3.4 Governmental Consents and Approvals. Such Member is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by such Member of this Agreement or the consummation of the transactions contemplated hereby, except for filings, if any, required to be made under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”).
     Section 3.5 Securities Representations. Such Member represents and agrees that the Units acquired pursuant hereto will be acquired for such Member’s own account, for investment, and not with a view to the distribution or resale thereof. Such Member further represents that it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of acquiring the Units. Such Member understands that such Units have not been registered under the Securities Act or any state or other securities laws, and cannot be sold, assigned, transferred, pledged or otherwise disposed of unless so registered under the Securities Act and applicable state or other securities laws or unless an exemption from the registration requirements thereof is available.

ARTICLE IV
CAPITAL CONTRIBUTIONS;
FUNDING REQUIREMENTS
     Section 4.1 Initial Capital Contributions. For Capital Account and tax purposes, Lions Gate and TVGN are each deemed to have contributed an undivided 51% and 49% interest respectively in each of the assets held by the Company and its Subsidiaries on the Closing Date in cash in the amount set forth opposite such Member’s name on Schedule 2.1 hereto, which *****, and has received in exchange therefor the number of Units set forth opposite such Member’s name on Schedule 2.1 hereto.
     Section 4.2 Units.
          (a) Membership Interests in the Company shall be denominated as units. The Company initially shall be authorized to issue three classes of units as follows: (i) the Company shall initially be authorized to issue 100,000 “Series A Preferred Units”, (ii) the Company shall initially be authorized to issue 100,000 “Series B-1 Common Units” and (iii) the Company shall initially be authorized to issue 11,112 “Series B-2 Common Units”. References herein to “Investment Units” shall mean both the Series A Preferred Units and the Series B-1 Common Units. References herein to “Common Units” shall mean both the Series B-1 Common Units and the Series B-2 Common Units. References herein to “Units” shall mean the Series A Preferred Units, Series B-1 Common Units and Series B-2 Common Units. All Series A Preferred Units shall have identical rights in all respects as all other Series A Preferred Units except as otherwise specified in this Agreement. All Series B-1 Common Units shall have identical rights in all respects as all other Series B-1 Common Units except as otherwise specified in this Agreement. All Series B-2 Common Units shall have identical rights in all respects as all other Series B-2 Common Units except as otherwise specified in this Agreement. Each Member hereby agrees that its interest in the Company and in its Units shall for all purposes be personal property.
          (b) If any Series A Preferred Units are outstanding, in no event (including specifically any Transfer under Sections 9.4, 9.5, 9.6, 9.7, 9.10 or 9.11) shall any Series A Preferred Units be issued or Transferred without issuing or Transferring a corresponding number of Series B-1 Common Units and in no event shall any Series B-1 Common Units be issued or transferred without issuing or transferring a corresponding number of Series A Preferred Units. Any attempted issuance or transfer in violation of this Section 4.2(b) shall be governed by Section 9.3.
          (c) All Series A Preferred Units shall be redeemed by the Company on 10th anniversary of the Closing Date. The redemption amount payable to each such Member that owns Series A Preferred Units shall be an amount equal to the Redemption Amount in respect of such Series A Preferred Units at the time of such redemption. To the extent that the Company is unable to redeem such Units on the 10th anniversary of the Closing Date, the Company shall thereafter make regular distributions at the end of each fiscal quarter of 100% of Available Cash pro-rata in accordance with each Members’ Percentage Interest in the Series A Preferred Units, pursuant to Section 7.1(a)(ii), until the Redemption Amount is reduced to zero. Once the

Redemption Amount has been reduced to zero (at any time, including due to distributions pursuant to Sections 7.1(a)(i) and (ii)), the Series A Preferred Units shall be extinguished.
     Section 4.3 Additional Units. In the event additional Units shall be issued to a Member or to any other Person, or Units are sold or transferred to another Member or any other Person and such Person shall be admitted as a Member in accordance with the provisions of this Agreement, the Chief Executive Officer shall amend Schedule 2.1 hereto in accordance with Section 2.1(b). Any Capital Contribution to be made by such Person in exchange for Units shall be in the form and amount determined by Majority Vote of the Board of Managers and the amount of such Capital Contribution, if any, shall be credited to such Person’s Capital Account; provided, that no additional Units will be issued to any Member in exchange for additional Capital Contributions pursuant to Section 4.4 or otherwise unless the issuance of such additional Units is approved by a Majority Vote of the Board of Managers.
     Section 4.4 Additional Funding. In the event that the Board of Managers determines that additional capital is required to support the operations of the Company (including the Approved Funding Requirements), the Board of Managers may procure funding through any one or a combination of the following means, at the election of the Board of Managers by a Majority Vote of the Board of Managers:
          (a) revolving credit or other loan facilities provided by Third Parties; or
          (b) request additional Capital Contributions from the Investment Members in respect of their Investment Units, which Capital Contribution shall be approved pursuant to Section 5.7.
     Section 4.5 Status of Capital Contributions.
          (a) No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in this Agreement or as approved by the Board of Managers. Except as otherwise provided herein, no Member shall be permitted to borrow, make an early withdrawal of, or demand or receive a return of any Capital Contributions. Under circumstances requiring a return of any Capital Contributions to a Member, except as otherwise expressly provided in this Agreement, no Member shall have the right to receive property other than cash.
          (b) Except as otherwise provided herein, the Members shall be liable only to make their Capital Contributions pursuant to this Article IV and only to the extent such Capital Contributions have been approved pursuant to Section 5.7, and no Member shall be required to lend any funds to the Company or, after a Member’s Capital Contributions have been fully paid pursuant to this Article IV, to make any additional Capital Contributions to the Company. No Member shall have any personal liability for the repayment of any Capital Contribution of any other Member or Transferee. Notwithstanding any other provision in this Agreement, the obligations of the Members hereunder shall not be, and shall not be deemed to be, a guaranty, maintenance agreement or other similar agreement, or under any circumstances utilized to satisfy the general obligations and liabilities of the Company.

          (c) Any request for a Capital Contribution, including any Approved Funding Requirements, any Anticipated Shortfall or other request for Capital Contributions made pursuant to Sections 5.6(a)(vii) or (viii) or Section 8.3 shall only be made to the Investment Members pro-rata based on such Investment Member’s Percentage Interest in the Investment Units. So long as any Member making a Capital Contribution owns Series A Preferred Units, other than Capital Contributions made or deemed made on the Closing Date pursuant to Section 4.1, such Capital Contributions shall be allocated to such Member’s Series A Preferred Units.
     Section 4.6 Capital Accounts.
          (a) An individual Capital Account shall be established and maintained for each Member.
          (b) The Capital Account of each Member shall be maintained in accordance with the following provisions:
               (i) to each Member’s Capital Account there shall be credited all such Member’s Capital Contributions, such Member’s distributive share of Net Profits, any items in the nature of income or gain that are specially allocated to such Member pursuant to Article VI and the amount of any Company liabilities that are assumed by such Member or that are secured by any Company assets distributed to such Member;
               (ii) to such Member’s Capital Account there shall be debited the amount of cash and the Asset Value of any Company assets distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Net Losses, any items in the nature of deductions or losses that are specially allocated to such Member pursuant to Article VI and the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company;
               (iii) in the event all or some of a Member’s Units are sold in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest; and
               (iv) no Member shall be required to pay to the Company or to any other Member or Person any deficit in such Member’s Capital Account upon dissolution of the Company or otherwise.
This Section 4.6(b) is intended to comply with Section 1.704-1(b) of the Regulations.
ARTICLE V
BOARD OF MANAGERS; APPROVALS; MANAGERS
AND OFFICERS
     Section 5.1 Management of the Company. The business and affairs of the Company shall be managed by or under the direction of a board of managers (the “Board of Managers”) which may from time to time by resolution delegate authority to the Officers or to others to act on behalf of the Company. The Board of Managers shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes of the Company described herein, including all powers, statutory or otherwise, possessed by managers of a limited liability company under the laws of the State of Delaware. Each Manager is hereby designated a “manager” of the Company within the meaning of the Act. Except as otherwise required by law, approval of any action by the Board of Managers in accordance with this Agreement shall constitute approval of such action by the Company. Except as otherwise provided in this Agreement, no Member or Manager shall have the authority to bind the Company.
     Section 5.2 Board of Managers.
          (a) Subject to the other provisions of this Agreement, the Board of Managers shall be composed of seven (7) or eight (8) managers (each, a “Manager”), consisting of six (6) Managers entitled to vote, one (1) independent Manager not entitled to vote (other than upon or after the occurrence of an Indemnification Default), and for so long as the Chairman holds that position, the Chairman ex-officio, who is not entitled to vote. The Board of Managers shall select a chairperson (the “Chair of the Board”) who shall preside over meetings of the Board of Managers; provided, that so long as either TVGN or Lions Gate owns more than twenty five percent (25%) of the outstanding Voting Units, the Chair of the Board shall be either a TVGN Manager (or the Chairman, if the TVGN Managers have the right to appoint the Chair of the Board and so elect to appoint the Chairman) or a Lions Gate Manager (or the Chairman, if the Lions Gate Managers have the right to appoint the Chair of the Board and so elect to appoint the Chairman)and shall be appointed as follows: (i) for the two year period following the date hereof, the TVGN Managers shall have the sole authority to appoint the Chair of the Board, (ii) for the two year period following the period set forth in clause (i) above, the Lions Gate Managers shall have the sole authority to appoint the Chair of the Board and (iii) thereafter, the TVGN Managers and the Lions Gate Managers, respectively, shall alternate in the sole authority to appoint the Chair of the Board for each successive two year period. The initial Chair of the Board shall be the Person set forth on Schedule 5.5(a).
          (b) So long as TVGN owns ***** or more of the outstanding Voting Units, TVGN shall be entitled to appoint (a) three Persons to the Board of Managers (each, a “TVGN Manager”) and (b) one Person to act as an observer to the Board of Managers (the “TVGN Observer”); provided, that the TVGN Observer shall have no right to vote in matters presented to the Board of Managers and provided, further, that to the extent that TVGN transfers any portion of the Voting Units owned by it as of the date hereof pursuant to the terms of this Agreement, such transferee if such transferee has a Percentage Interest in the Voting Units of ***** or more shall be entitled to appoint such number of Persons to the Board of Managers as is agreed between TVGN and such transferee, but in any case TVGN and such transferee shall be entitled to no more than three such appointees in the aggregate; provided, further, that a TVGN transferee (other than a Permitted Transferee) shall only be entitled to three appointees if, after giving effect to such transfer, such transferee owns 25.1% or more of the outstanding Voting Units.
          (c) So long as Lions Gate owns ***** or more of the outstanding Voting Units, Lions Gate shall be entitled to appoint (a) three Persons to the Board of Managers (each, a “Lions Gate Manager”) and (b) one Person to act as an observer to the Board of Managers (the “Lions Gate Observer”); provided, that the Lions Gate Observer shall have no right to vote in matters presented to the Board of Managers and provided, further, that to the extent that Lions Gate transfers any portion of the Voting Units owned by it as of the date hereof pursuant to the terms of this Agreement, such transferee if such transferee has a Percentage Interest in the Voting Units of ***** or more shall be entitled to appoint such number of Persons to the Board of Managers as is agreed between Lions Gate and such transferee, but in any case Lions Gate and such transferee shall be entitled to no more than three such appointees in the aggregate; provided, further, that a Lions Gate transferee (other than a Permitted Transferee) shall only be entitled to three appointees if, after giving effect to such transfer, such transferee owns 25.1% or more of the outstanding Voting Units.
          (d) So long as TVGN and Lions Gate each owns at least ***** of the outstanding Voting Units, they shall be entitled jointly to appoint one independent Person to the Board of Managers (the “Independent Manager”) mutually acceptable to both parties, who shall not be an employee, officer or Manager of any Member and who shall have experience with television distribution and television programming in the United States. In the event TVGN and Lions Gate do not agree on an appointee to serve as the Independent Manager after a vacancy occurs on the Board of Managers as a result of the retirement, removal, resignation or death of the Independent Manager (or in the case of the initial Independent Manager, 30 days after the date hereof), the position shall remain vacant. The Independent Manager shall be non-voting; provided, that upon or after the occurrence of an Indemnification Default, the Independent Manager shall be entitled to vote on all matters voted on by the Board of Managers, which vote shall be included in the determination of a Majority Vote, Unanimous Vote or otherwise. So long as TVGN and Lions Gate each owns at least ***** of the outstanding Voting Units each shall be entitled to cause removal of the Independent Manager for any reason or no reason. If at any time either of TVGN or Lions Gate does not have at least ***** or more of the outstanding Voting Units, as promptly as practicable the Independent Manager shall resign and, following such resignation, the size of the Board shall be reduced by one (1).
          (e) Notwithstanding the foregoing, upon or after the occurrence of an Indemnification Default, (i) Lions Gate shall not have the right to (A) approve or appoint the Independent Manager, (B) fill any vacancy as a result of the retirement, removal, resignation or death of the Independent Manager or (C) remove or cause the removal or resignation of the Independent Manager and (ii) TVGN shall have the sole authority to (X) approve or appoint the Independent Manager, (Y) fill any vacancy as a result of the retirement, removal, resignation or death of the Independent Manager and (Z) remove or cause the removal or resignation of the Independent Manager.
          (f) The Chairman shall be a non-voting member of the Board of Managers, ex-officio. If the Chairman is no longer Chief Executive Officer, the Chief Executive Officer shall be an observer to the Board of Managers except as determined by the Board of Managers and shall have no right to vote on any matters presented to the Board of Managers for approval.
          (g) All vacancies in the Board of Managers shall be filled in accordance with Section 5.5 hereof.

     Section 5.3 Frequency of Meetings.
          (a) The Board of Managers shall meet no less frequently than quarterly in the United States at such time and place as shall be determined by the Board of Managers. Special meetings of the Board of Managers, to be held at such place in the United States as shall be determined by the Board of Managers, shall be called at the direction of the Chair of the Board, the Chief Executive Officer or one or more Managers, and for reasonable cause shown (which is understood to include, without limitation, any meeting called by a Manager to review any determination made by the Company pursuant to this Agreement), upon not less than five Business Days’ notice given by the Chair of the Board, the Chief Executive Officer or the Secretary of the Company (which Officer shall give such notice if properly directed to do so as aforesaid). Emergency meetings of the Board of Managers may be held at such place in the United States as shall be determined by the Board of Managers upon not less than two Business Days’ telephone notice (to be confirmed by written telecopier notice or electronic transmission) given by any Manager, the Chair of the Board, the Chief Executive Officer or the Secretary of the Company, specifying in reasonable detail the nature of such emergency. For purposes of this Section 5.3, the term “emergency meeting” shall include, but not be limited to, any meeting called with respect to an action taken by less than the requisite Managers in violation of Section 5.6 of this Agreement. Notwithstanding the foregoing, to the extent that a Member has a right to appoint at least one Manager pursuant to Section 5.2 hereof, but has not appointed at least one Manager, either initially or due to the resignation or removal of a previous appointee, notice of any special meeting or emergency meeting shall be delivered to the relevant Member not less than seven days before such meeting.
          (b) With respect to quarterly and other regular meetings of the Board of Managers, not less than five Business Days before each such meeting, the Chair of the Board shall deliver to each Manager, together with the notice of each such meeting, an agenda specifying in reasonable detail the matters to be discussed at the applicable meeting; provided, that to the extent that a Member has a right to appoint at least one Manager pursuant to Section 5.2 hereof, but has not appointed at least one Manager, either initially or due to the resignation or removal of a previous appointee, notice of any such meeting shall be delivered to the Member not less than seven days before such meeting. Any Manager that wishes to have any additional matter discussed at any such meeting shall give to the Secretary of the Company and each other Manager, not less than two Business Days prior to any such meeting, notice of each matter it so wishes to discuss.
          (c) Unless otherwise determined by the Board of Managers, all meetings of the Board of Managers shall alternate between New York City and Los Angeles, California.
     Section 5.4 Quorum. The presence of that number of Managers representing (a) all Members entitled to appoint Managers and (b) representing a majority of the outstanding Voting Units shall constitute a quorum. A quorum must exist at all times of a meeting, including the reconvening of any meeting that has been adjourned and any special or emergency meeting called pursuant to Section 5.3(a), for any action taken at such meeting to be valid. For purposes of this Section 5.4, in the case of any Member entitled to appoint more than one Manager, such Member (or the number of Voting Units held thereby, as applicable) shall be deemed to be “represented” if at least one Manager appointed by such Member is present at the meeting and such Manager shall be permitted to vote all votes of the other Managers appointed by such Member. Except as otherwise specified in this Agreement, all decisions of the Board of Managers shall be taken by a Majority Vote at a meeting at which a quorum exists for such decision or action to be valid.
     Section 5.5 Appointment of Managers; Removal of Managers; Vacancies.
          (a) The initial appointees of TVGN and Lions Gate for the Board of Managers shall be as set forth on Schedule 5.5(a).
          (b) Either TVGN or Lions Gate may at any time remove any Manager appointed solely by such Member pursuant to Section 5.2, with or without cause. In the event that at any time after the date hereof, TVGN or Lions Gate no longer has the right to appoint any Manager, such Member shall promptly take all appropriate action to cause to resign those Managers appointed by it. In the event either TVGN or Lions Gate loses the right to appoint the Independent Manager pursuant to Section 5.2(d) the Members shall as promptly as practicable take all appropriate action to cause the Independent Manager to resign; provided, that to the extent Lions Gate loses the right to appoint the Independent Manager pursuant to Section 5.2(e), TVGN shall have the sole right to remove or cause the removal or resignation of the Independent Manager. Subject to Section 5.2(e), the Independent Manager may be removed at any time with or without cause as provided in Section 5.2(d). The Chairman may be removed from the Board of Managers at any time with or without cause solely by a vote of both TVGN and Lions Gate.
          (c) In the event a vacancy occurs on the Board of Managers as a result of the retirement, removal, resignation or death of a Manager designated pursuant to Section 5.2, such vacancy shall be filled by a person designated by the Member, the retirement, removal, resignation or death of whose appointee created the vacancy, unless such Member no longer has the right to appoint such Manager, in which event the last sentence of this Section 5.5(c) shall apply. Subject to Section 5.2(e), in the event a vacancy occurs on the Board of Managers as a result of the retirement, removal, resignation or death of the Independent Manager designated pursuant to Section 5.2(d), such vacancy shall be filled by a person designated jointly by TVGN and Lions Gate, in accordance with the procedures set forth in Section 5.2(d). In the event a vacancy occurs on the Board of Managers as a result of the retirement, removal, resignation or death of the Chairman, unless otherwise determined by TVGN and Lions Gate, such position shall not be filled (provided Section 5.2(f) shall apply to the Chief Executive Officer). Any Manager designated pursuant to this Section 5.5(c) shall serve until the next annual meeting of Members, unless otherwise removed pursuant to the terms of this Agreement. For purposes of clarity, and notwithstanding the foregoing, in the event a vacancy occurs on the Board of Managers as a result of the retirement, removal, resignation or death of a Manager designated pursuant to Section 5.2, and a Member (or Members, as the case may be) no longer has the right to appoint a replacement for such Manager pursuant to the applicable subsection of Section 5.2, or the Independent Manager position no longer exists pursuant to Section 5.5(b), the number of Managers shall be reduced by the number of Managers subject to such retirement, removal, resignation or death; provided, the number of voting Managers shall not be reduced below one and in the event that no Member is otherwise entitled to appoint a Manager, such Manager shall be elected (or removed) by a Majority Vote of the Members holding Voting Units.

     Section 5.6 Approval Required. Except as set forth in Sections 5.6(c) and 5.7, the Board of Managers shall have authority with respect to all aspects of the operation of the Company. Except as otherwise specified herein, all matters requiring approval by the Board of Managers shall be so approved by a Majority Vote of the Managers.
          (a) Without limiting the generality of the foregoing, the Company shall not take any of the following actions except pursuant to Majority Vote of the Managers:
               (i) the appointment or termination of the Chief Executive Officer or the Chief Financial Officer of the Company;
               (ii) the entering into by the Company of any material employment agreement; provided, that the Board of Managers may, at its discretion, delegate authority to the Chief Executive Officer of the Company in this matter;
               (iii) the entering into by the Company of any agreement, contract or arrangement pursuant to which the Company is obligated to make payments in the aggregate in excess of ***** or entitled to receive annual payments in excess of ***** in the aggregate; provided, that the Board of Managers may, at its discretion, delegate authority to the Chief Executive Officer of the Company in this matter;
               (iv) the selection or replacement of the Auditors of the Company;
               (v) unless required by law or a change in GAAP, the making of any material change in the accounting methods of the Company;
               (vi) the amendment or restatement of the constituent or organizational documents of the Company;
               (vii) the adoption of any Annual Budget of the Company pursuant to Section 8.3, including any amendment or other modification of any Approved Budget, except as otherwise provided in such Approved Budget by the Board of Managers; provided, that to the extent an Annual Budget expressly contemplates or requires Capital Contributions from the Investment Members in respect of their Investment Units, such Annual Budget must also be approved directly by the Members pursuant to Section 5.7; provided further, that to the extent such Annual Budget is not so approved by the Members pursuant to Section 5.7 within 10 Business Days after an approval by the Board of Managers, such Annual Budget must be resubmitted to the Board of Managers for approval under this Section 5.6(a)(vii); and provided further, that to the extent an Annual Budget for any Fiscal Year is approved by the Board of Managers but not approved by the Members more than once, the provisions of Section 8.3 shall apply;
               (viii) the making of any request for a Capital Contribution of the Investment Members with respect to their Investment Units not explicitly contemplated by an Approved Budget approved by the Members pursuant to Section 5.7, which Capital Contribution must also be approved pursuant to Section 5.7;

               (ix) the adoption of a business plan, or any amendment or modification of an approved business plan, including any material change in the scope of the Company Business;
               (x) the incurrence, issuance, assumption, guarantee or refinancing of any indebtedness of the Company in excess of $2 million other than as specifically provided in the Initial Budget or an Annual Budget approved pursuant to Section 8.3(a) or Member indebtedness as permitted under Section 8.3(c);
               (xi) the authorization, issuance, sale, acquisition, repurchase or redemption, or registration by the Company of any Units or other equity interest (or option, warrant, conversion or similar right with respect to any equity interest) in or of the Company, including an Initial Public Offering;
               (xii) (A) the recapitalization, reorganization, dissolution, liquidation or winding up of the Company or any Subsidiary of the Company, (B) the commencement of a voluntary Bankruptcy proceeding or other similar relief by the Company or any Subsidiary of the Company or (C) the approval of an assignment for the benefit of the Company’s creditors or by a Subsidiary of the Company for the benefit of its creditors;
               (xiii) the merger or consolidation with or acquisition by the Company or any Subsidiary of the Company of an interest in any Person, or the acquisition of a substantial portion of the assets or business of any Person or any division or line of business thereof, or any other acquisition of material assets;
               (xiv) the sale, transfer or other disposition by the Company or any Subsidiary of the Company of any properties, assets or securities (A) in any Material Amount or (B) outside the ordinary course of business;
               (xv) the declaration, making or payment of any dividend, distribution or transfer (whether in cash, securities or other property) to the Members other than pursuant to Section 7.1(b);
               (xvi) any change in the number of Managers serving on the Board of Managers; other than a change required pursuant to Section 5.2 or Section 5.5 hereof;
               (xvii) the notice of, pursuit of or settlement of any claim or demand and the resolution of any dispute pursuant to Section 3.4 (Post-Closing Adjustments) of the Macrovision Purchase Agreement; and
               (xviii) the entering into of any contract, arrangement, understanding or other similar agreement with respect to any of the foregoing clauses (i)-(xvii).
          (b) Notwithstanding any provision of this Agreement to the contrary, no transaction between the Company, on the one hand, and any Member or one or more of its Affiliates, on the other hand (an “Affiliate Agreement”), shall be entered into, and no terms thereof shall be changed or waived, unless the terms of such transaction or any such proposed change or waiver are disclosed to each of the Managers appointed by the Member not involved in such transaction and are approved by a Majority Vote of the Board of Managers, except as provided in Section 5.6(c). Any notice, claim, approval, waiver or any other action or failure to act (where a failure to act results in an approval, waiver or the loss of any option or other right) given to or to be given or taken by the Company under any Affiliate Agreement shall be controlled by (i) TVGN, if the party to such Affiliate Agreement is Lions Gate or one of its Affiliates, or (ii) Lions Gate, if the party to such Affiliate Agreement is TVGN or one of its Affiliates. The provisions of this Section 5.6(b) shall not apply to Member indebtedness contemplated by Section 8.3(c).
          (c) Notwithstanding any of the foregoing or any other provision of this Agreement, Lions Gate acknowledges and agrees that its and its Affiliates’ agreements with the Company, including the Services Agreement, the Side Letter and the Assignment and Assumption Agreement, are for the direct benefit of TVGN as a Member, and that all of the representations, warranties, covenants and agreements in such agreements may be enforced solely by TVGN directly on behalf of the Company. Without limitation of the foregoing, (i) the Managers appointed solely by TVGN shall have the sole responsibility and power to take (or to refrain from taking) (A) with respect to the Services Agreement or the Assignment and Assumption Agreement, any actions on behalf of the Company other than the assertion by the Company of Indemnification Rights (as defined in the Assignment and Assumption Agreement), which is governed by Section 5.6(d) of this Agreement and (B) with respect to the Side Letter, any actions on behalf of the Company to which Lions Gate is an adverse or opposing party, including in either case, without limitation, the enforcement of any of the Company’s rights and remedies thereunder (including with respect to any breach or alleged breach of any representation, warranty, covenant or other agreement), and to consent to (or withhold any consent to) any amendment, waiver, modification or termination thereof, (ii) the Managers appointed by Lions Gate shall be disqualified from voting on, and shall be required to remove themselves from, the consideration of and voting on any matter relating to the Services Agreement, the Side Letter or the Assignment and Assumption Agreement, or the exercise by the Company of its rights and remedies thereunder, or the consideration or voting on any agreement related to the provision of services to the Company where Lions Gate or one of its Affiliates is the prospective party to an alternative to such services agreement, and (iii) the requisite vote required for any of the foregoing actions, if required to be approved by the Board of Managers, shall be determined without reference to the Managers appointed solely by Lions Gate. For the avoidance of doubt, the provisions of this Section 5.6(c) shall not preclude Lions Gate from exercising its rights as a Member or the Lions Gate Managers from considering or voting on any matter with respect to a Third Party under a contract assigned to the Company pursuant to the Services Agreement or Assignment and Assumption Agreement.
          (d) Notwithstanding any of the foregoing or any other provision of this Agreement, the institution and prosecution of any actions, claims, demands, suits or proceedings against Macrovision or any of its Affiliates or Subsidiaries by the Company, based on the rights and remedies of the Company, in its own capacity and as successor in interest to Lions Gate and its Affiliates and Subsidiaries, under (i) the Macrovision Purchase Agreement, (ii) the 1/5/2009 Agreement (as defined in the Assignment and Assumption Agreement) and (iii) the 2/28/2009 Agreement (as defined in the Assignment and Assumption Agreement) (collectively, the “Macrovision Claims”), including, but not limited to, any such actions, claims, demands, suits or proceedings pursuant to Section 12.2 of the Macrovision Purchase Agreement (Indemnification

by Seller and Parent), but not including any claims, demands, disputes or the resolution thereof under Section 3.4 (Post-Closing Adjustments) of the Macrovision Purchase Agreement, shall be subject only to the approval of either: (i) a Majority Vote of the Managers or (ii) a unanimous vote of either the TVGN Managers or the Lions Gate Managers where a Majority Vote is not otherwise achieved; provided, that in the case of any Macrovision Claim instituted pursuant to clause (ii) above, (A) TVGN, in the case that the TVGN Managers approved such an action, or (B) Lions Gate, in the case that the Lions Gate Managers approved such an action (in each case, the “Instituting Member”), shall reimburse the Company, in cash, for all direct expenses, damages, costs or penalties associated with such Macrovision Claim and will indemnify and hold harmless the Company and the other Members for any direct costs, expenses and damages incurred as a result of such Macrovision Claim, including any counter claims or other claims that Macrovision may bring against the Company or Members as a direct result of such Macrovision Claim; provided further, that, to the extent that the Company receives any compensation, award or other remuneration from Macrovision or any of its Affiliates or Subsidiaries as a result of such Macrovision Claim (a “Macrovision Award”), the Company shall and the Members, other than the Instituting Member, shall take all necessary action to cause the Company to reimburse the Instituting Member an amount equal to the lesser of (1) the amount of the Macrovision Award and (2) the amount of any costs, expenses, damages or other amounts incurred by the Instituting Member as a result of the Macrovision Claim, including any amounts reimbursed or paid to the Company or other Members pursuant to the first proviso of this Section 5.6(d).
          (e) To the extent that any Member, or a Manager appointed by such Member, is aware of a conflict of interest (i.e., an undisclosed direct pecuniary interest) with respect to any license or other agreement being considered by the Board of Managers, such Member or Manager, as applicable, shall disclose such conflict of interest to the remaining Managers promptly upon the discovery thereof; provided, that such conflict shall not preclude such Manager from exercising its voting rights as set forth in this Section 5.6.
     Section 5.7 Member Approval Requirements. Notwithstanding any provision of this Agreement to the contrary, the Company shall not take any of the following actions without the prior approval of the Members as specified below:
          (a) the amendment or restatement of the constituent or organizational documents of the Company, including but not limited to the Certificate and this Agreement, shall be subject to a Majority Vote of the Members; provided, that (i) so long as TVGN owns 25.1% or more of the outstanding Voting Units, any such amendment or restatement must be approved by TVGN and, (ii) so long as Lions Gate owns 25.1% or more of the outstanding Voting Units and no Indemnification Default has occurred pursuant to Section 9.11, any such amendment or restatement must be approved by Lions Gate; provided further, that such amendment or restatement must be approved by any Member whose interests are disproportionately adversely affected by such amendment or restatement; and, provided further, that notwithstanding the foregoing, any amendment or restatement contemplated hereby made in order to effectuate the issuance of new equity of the Company in any form, including pursuant to a Capital Contribution by the Members, which amendment or restatement has been approved by a Majority Vote of the Board of Managers shall be deemed not to disproportionately adversely affect the interests of any Member;

          (b) any Annual Budget which explicitly contemplates a Capital Contribution of the Members must be approved by a Majority Vote of the Members; provided, that (a) so long as TVGN owns 25.1% or more of the outstanding Voting Units, any such Annual Budget must be approved by TVGN and, (b) so long as Lions Gate owns 25.1% or more of the outstanding Voting Units and no Indemnification Default has occurred pursuant to Section 9.11, any such Annual Budget must be approved by Lions Gate; and, provided further, that to the extent that any Member, whose approval is not required pursuant hereto in order to approve any such Annual Budget, does not so approve such budget, such disapproving Member shall not be required to make a Capital Contribution contemplated thereby; and
          (c) the requirement of any Capital Contribution by the Members as requested by the Board of Managers pursuant to Sections 4.4(b) and 5.6(a)(viii) must be approved by a Majority Vote of the Members; provided, that (a) so long as TVGN owns 25.1% or more of the outstanding Voting Units, any such Capital Contribution must be approved by TVGN and, (b) so long as Lions Gate owns 25.1% or more of the outstanding Voting Units and no Indemnification Default has occurred pursuant to Section 9.11, any such Capital Contribution must be approved by Lions Gate; and, provided further, that to the extent that any Member, whose approval is not required pursuant hereto in order to approve any such Capital Contribution, does not so approve such Capital Contribution, such disapproving Member shall not be required to make such Capital Contribution.
     Section 5.8 Action by Written Consent. Any action required or permitted to be taken by the Members or the Board of Managers, either at a meeting or otherwise, may be taken without a meeting if the Members or the Managers, as the case may be, by the vote required for the relevant action in accordance with this Agreement, consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Members or the Managers, as the case may be. Written notice of the action to be taken by written consent will be given by the Secretary of the Company to all Members or Managers, as the case may be, at least two Business Days prior to the effectiveness of any such action.
     Section 5.9 Telephonic Meetings. Managers may participate in a meeting of the Board of Managers by means of a conference telephone or similar communications equipment through which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.
     Section 5.10 Company Minutes. The decisions and resolutions of the Board of Managers shall be reported in minutes, which shall state the date, time and place of the meeting (or the date of the written consent in lieu of meeting), the Managers present at the meeting, the resolutions put to a vote (or the subject of a written consent) and the results of such voting (or written consent). The minutes shall be entered in a minute book kept at the principal office of the Company and a copy of the minutes shall be provided to each Manager.
     Section 5.11 Conflict of Interest; Confidentiality.
          (a) Each Manager, based on his or her knowledge and reasonable judgment at such time, shall disclose to the Board of Managers any actual, apparent, or potential financial interest, competitive interest, or other conflict of interest (“Conflict”) that such Manager has in any matter or transaction presented for information, consideration or approval of the Board of Managers immediately upon becoming aware of such Conflict, unless the nature and extent of such Conflict are known or readily apparent to the Board of Managers. No Manager shall be liable to the Company or the Members if such Conflict has been disclosed to the Board of Managers and such Manager has complied with any agreement between such Manager and the Board of Managers as to resolution or avoidance of such Conflict.
          (b) Except as otherwise provided in this Agreement, no Manager shall be disqualified from voting on, or shall be required to remove himself or herself from the consideration of or voting on, any matter by reason of such Manager’s or any related Person’s interest in such matter (it being understood that in approving or disapproving any matter, a Manager may act to protect the interest of such Manager or a related Person, as a Manager or in any other capacity), so long as such Manager disclosed such interest to, or such interest is reasonably apparent to, the other Managers.
          (c) Each Manager shall be bound by the confidentiality obligations contained in Section 12.5. Any breach of such obligations shall be grounds for removal from the Board of Managers, in addition to any other remedies available to the Company at law or in equity. The Company may require individual Managers to enter into agreements with the Company in accordance with this Agreement as a condition to serving on the Board of Managers.
     Section 5.12 Reimbursements. Managers shall not receive any fees for service on the Company’s Board of Managers, except for the Independent Manager (who shall receive compensation as directed by the Board of Managers). The Company shall reimburse the Managers for any reasonable out-of-pocket expenses incurred by the Managers on behalf of the Company upon presentation of written documentation therefor, in accordance with the Company’s standard reimbursement procedures.
     Section 5.13 Committees. The Company shall establish and maintain such committees of the Board of Managers as the Board of Managers shall determine from time to time. Each such committee shall include an equal number of members appointed by each of TVGN and Lions Gate, in addition to any other members.
     Section 5.14 Officers.
          (a) The Company shall have employees or agents who are denominated as officers (including, but not limited to, a Chairman or other Chief Executive Officer, one or more Vice Presidents, a Chief Financial Officer or a Treasurer, one or more Assistant Treasurers, a Secretary, and one or more Assistant Secretaries, as the Board of Managers may designate from time to time) (each, an “Officer”), subject to the approval rights set forth in Section 5.6. The initial Officers of the Company shall be the individuals whose names are set forth on Schedule 5.14 hereto.
          (b) The Officers shall be subject to the authority of the Chief Executive Officer, and the Chief Executive Officer and other Officers shall be responsible for implementing the decisions of the Board of Managers and for conducting the ordinary and usual business and affairs of the Company, subject to the policies and limitations established by, and the supervision of, the Board of Managers and subject to the terms of this Agreement, including Sections 5.6 and 5.7:
               (i) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company;
               (ii) the acquisition or disposition of assets of the Company in the ordinary course of its business;
               (iii) the use of the assets of the Company (including the financing of the conduct of the operations of the Company, the lending of funds to other Persons and the repayment of obligations of the Company);
               (iv) the negotiation, execution and performance of any contracts, guarantees, credit arrangements, risk management, conveyances or other instruments in the ordinary course of business;
               (v) the award of stock options or other incentive equity grants pursuant to and in accordance with plans approved by the Board of Managers;
               (vi) the maintenance of insurance for the benefit of the Officers, Managers and the Company; and
               (vii) the control of any matters affecting the rights and obligations of the Company, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and settlement of claims and litigation of less than a Material Amount.
          (c) The Officers shall be entitled to receive for their services to the Company such compensation as may be determined by the Board of Managers from time to time, such compensation to be paid by the Company. The Officers shall at all times be subject to the supervision and control of the Board of Managers and shall conform to policies and programs established by the Board of Managers, and the scope of the Officers’ authority shall be limited to such policies and programs. The acts of the Officers shall bind the Company when within the scope of the authority of such Officers. Except as otherwise authorized by the Board of Managers, no other Person shall have authority to bind or act for, or assume any obligations or responsibilities on behalf of, the Company. The Officers shall keep the Board of Managers informed as to all matters of concern to the Company. The Officers, in the performance of their duties as such, shall owe to the Members duties of loyalty and due care of the type owed by the officers of a corporation to the stockholders of such corporation under the laws of the State of Delaware.
          (d) Notwithstanding the other provisions of this Agreement, the Company and an Officer may agree to changes to (i) the Officer’s power or authority, or (ii) to any other provision of this Agreement applicable to the Officer in his capacity as such, but only (in each case) in an agreement in writing expressly referencing this Agreement, signed by such Officer and the Company, and only if such agreement is approved by both TVGN and Lions Gate.

ARTICLE VI
ALLOCATIONS; TAX MATTERS
     Section 6.1 Allocations.
          (a) The Company’s Net Losses, subject to the special allocations pursuant to Sections 6.2 and 6.3, shall be allocated for each Fiscal Year to the Members as follows:
               (i) first, to the Members holding Common Units in proportion to their respective positive Common Capital Account balances until the Common Capital Account balance of each Member is reduced to zero;
               (ii) second, to the Members holding Series A Preferred Units in proportion to their respective Percentage Interests in Series A Preferred Units until the Preferred Capital Account of each Member holding Series A Preferred Units is reduced to zero; and
               (iii) thereafter, to all Members holding Common Units in accordance with their respective Percentage Interests in Common Units.
          (b) The Company’s Net Profits, subject to the special allocations pursuant to Sections 6.2 and 6.3, shall be allocated for each Fiscal Year to the Members as follows:
               (i) first, to the Members holding Series A Preferred Units in proportion to their respective Percentage Interests in Series A Preferred Units until the Preferred Capital Account balance of each Member is equal to the aggregate of the Redemption Amounts for all Series A Preferred Units held by such Member; and
               (ii) thereafter, to the Members holding Common Units in proportion to their respective Percentage Interests in Common Units.
          (c) In the event allocations made under Section 6.1(a) or (b) would result in the Preferred Capital Accounts of the Members, after giving effect to all Capital Account adjustments attributable to Capital Contributions, distributions and allocations of Net Profits and Net Losses for a Fiscal Year, differing from the amount that would be distributed to the Members in respect of Series A Preferred Units, or the Common Capital Accounts of the Members, after giving effect to all Capital Account adjustments attributable to Capital Contributions, distributions and allocations of Net Profits and Net Losses for a Fiscal Year, differing from the amount that would be distributed to the Members in respect of Common Units, if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their book values, all Company liabilities were satisfied (limited with respect to each non-recourse liability to the book values of the assets securing such liability) and the net assets of the Company were distributed in accordance with Section 10.4(a), the Company may allocate items of gross income, gain, loss or deduction (instead of Net Profit or Net Loss) in accordance with Section 6.1(a) and (b) to minimize such difference.
          (d) In the event of the winding up and termination of the Company pursuant to Section 10.4, the Members will continue to share Net Profits and Net Losses during liquidation in the same manner as before liquidation; provided, however, that in the event the amount that would be distributed to the Members pursuant to Section 10.4(a)(ii) would exceed the Preferred Capital Accounts of the Members receiving such distributions, after giving effect to all Capital Account adjustments attributable to Capital Contributions, distributions and allocations of Net Profits and Net Losses for the final Fiscal Year, a portion of such distributions shall be treated as guaranteed payments to the extent necessary to eliminate such excess.
     Section 6.2 Special Allocations.
          (a) Notwithstanding anything else contained in this Article VI, if any Member has a deficit Capital Account for any fiscal period as a result of any adjustment of the type described in Section 1.704-1(b)(2)(ii)(d)(4) through (6) of the Regulations, then the Company’s income and gain will be specifically allocated to such Member in an amount and manner sufficient to eliminate such deficit as quickly as possible. Any special allocation of items of income or gain pursuant to this Section 6.2(a) shall be taken into account in computing subsequent allocations pursuant to Article VI so that the cumulative net amount of all items allocated to each Member shall, to the extent possible, be equal to the amount that would have been allocated to such Member if there had never been any allocations pursuant to this Section 6.2(a). This Section 6.2(a) is intended to comply with, and shall be interpreted to be consistent with, the qualified income offset requirement of Section 1.704-1(b)(2)(ii) of the Regulations.
          (b) Deductions which are “partner nonrecourse deductions” (as defined in Section 1.704-2(i)(1) of the Regulations) for any taxable year shall be allocated to the Member that bears the economic risk of loss with respect to the loan to which such partner nonrecourse deductions are attributable in accordance with Section 1.704-2(i) of the Regulations. Nonrecourse deductions that are not partner nonrecourse deductions shall be allocated to the Members pro-rata in accordance with their respective Percentage Interests in the Units.
          (c) If during any taxable year there is a net decrease in “partnership minimum gain” (as such term is defined by Sections 1.704-2(b)(2) and (d) of the Regulations), then each Member shall be allocated items of income and gain for such taxable year (and, if necessary, for subsequent taxable years) in the manner provided in Sections 1.704-2(f) and (j) of the Regulations. Likewise, if there is a net decrease during any taxable year in “partner nonrecourse debt minimum gain” (as defined in Section 1.704-2(i)(2) of the Regulations), then any Member with a share of that partner nonrecourse debt minimum gain as of the beginning of such taxable year shall be allocated items of income and gain for such taxable year (and, if necessary, for subsequent taxable years) in the manner provided in Sections 1.704-2(i)(4) and 1.702-2(j) of the Regulations. This Section 6.2(c) is intended to comply with, and shall be interpreted to be consistent with, the minimum gain chargeback requirements of Sections 1.704-2(f) and 1.704(2)(i) of the Regulations.
          (d) Solely for purposes of allocating excess nonrecourse liabilities of the Company among the Members pursuant to Section 1.752-3(a)(3) of the Regulations, the Members agree that their respective interests in the profits of the Company are equal to their respective Percentage Interests in the Units, unless otherwise agreed upon by Majority Vote of the Board of Managers.

     Section 6.3 Curative Allocations. The allocations set forth in Section 6.2 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 6.3. Therefore, notwithstanding any other provision of this Article VI (other than the Regulatory Allocations), the Members shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to this Article VI without regard to the Regulatory Allocations. In exercising their discretion under this Section 6.3, the Members shall take into account future Regulatory Allocations under Section 6.2 that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 6.2.
     Section 6.4 Tax Allocations.
          (a) In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members using the “remedial method” so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Asset Value (computed in accordance with the definition of Asset Value).
          (b) In the event the Asset Value of any Company asset is adjusted pursuant to paragraph (ii) of the definition of Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Asset Value in the same manner as under Section 704(c) of the Code and the Regulations thereunder.
          (c) Any elections or other decisions relating to such allocations shall be made by the tax matters Member in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 6.4 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profit, Net Loss, other items, or distributions pursuant to any provision of this Agreement.
          (d) Except as otherwise provided in this Agreement, all items of Company gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Net Profit or Net Loss, or amounts specially allocated pursuant to Section 6.2 or 6.3 hereof, as the case may be, for the Fiscal Year.

     Section 6.5 Tax Decisions.
          (a) The Company shall maintain its classification as a partnership for federal and state income tax purposes, and the Members shall not take any position that is inconsistent with this classification.
          (b) Lions Gate shall be the initial “tax matters partner” (referred to herein as the “tax matters Member”) within the meaning of Section 6231(a)(7) of the Code. A different tax matters Member may be selected at any time by Majority Vote of the Board of Managers. The Company shall reimburse the tax matters Member for reasonable expenses incurred by the tax matters Member in connection with its duties and actions as tax matters Member.
          (c) With approval by Majority Vote of the Board of Managers, and subject to Section 6.5(a), the Company may make all elections required or permitted to be made by the Company under the Code (including an election under Section 754 of the Code) and not otherwise expressly provided for in this Agreement, in the manner that the Company determines will be most advantageous to the Company; provided, that any election that could have an adverse effect on Lions Gate or TVGN must be approved by such Member.
          (d) Any settlement or compromise of any tax audit, controversy or other proceeding shall require the approval of Lions Gate and TVGN.
          (e) The Company shall furnish to the Members a copy of all notices or other written communications received by the tax matters Member from the Internal Revenue Service or any state or local taxing authority. The tax matters Member shall provide a copy of the Company’s federal income tax return, in final draft form, to the other Members at least 15 days prior to the date of its filing, and shall cause all tax returns of the Company to be timely filed. Copies of such returns shall be kept at the Company’s principal place of business or at such other place as the tax matters Member shall determine and shall be available for inspection by the Members or their duly authorized representatives during regular business hours. The Company shall initially retain KPMG LLP (the tax compliance team of which shall be selected by Majority Vote of the Board of Managers) to prepare the income tax returns for the Company and its Subsidiaries.
     Section 6.6 Tax Sharing.
          (a) If a Member incurs state tax liability as a result of being required to include the Company’s revenue and/or expenses in a combined return in a manner disproportionate to its ownership percentage in excess of the state tax liability the Member would incur if it had no ownership interest in the Company, the Company shall reimburse such Member in accordance with Section 6.6(b). This section will only apply when one Member, by virtue of its ownership percentage, is deemed to control the Company for one or more states’ unitary combination provisions and is required to include the Company or any of its Subsidiaries in its combined return for such states and no other Member is required to include the Company in the same state’s combined return. This provision Section 6.6(a) does not apply (i) where more than one Member is required to include the Company in a combined return or (ii) when a Member is only required to include its proportionate share of revenue and/or expense in a combined return, or (iii) where the Company or its Subsidiaries are required to directly pay any taxes in respect of such taxing regime of such state.
          (b) The reimbursement required by this Section 6.6(b) is the amount of additional state tax liability incurred by such Member, net of any other tax benefit resulting from such Member’s additional state tax liability; provided, however, that the amount of such reimbursement shall in no case exceed the state tax liability that would have been incurred by the Company and its Subsidiaries if the Company reported its revenue and expenses for such taxing regime on a stand-alone basis.
          (c) If a Member’s state tax liability as a result of being required to include the Company’s revenue and/or expenses in a combined return in a manner disproportionate to its ownership percentage is less than the state tax liability the Member would incur if it had no ownership interest in the Company, the Member shall promptly pay over to the Company an amount reasonably reflecting the net value of such benefit to the Member.
          (d) After each applicable return is prepared, a Member seeking reimbursement under this Section 6.6 will provide a calculation demonstrating the additional tax incurred by the Member resulting from the inclusion of the Company. The Company will have ten days to review the calculation and, if the Company does not object to the calculation, reimburse the Member. The Member shall provide evidence of payment of such tax to the Company. The Company and each Member agrees to treat this reimbursement as a payment of state taxes by the Company for federal income tax purposes.
          (e) If as a result of a final “determination” (as defined in Section 1313 of the Code or any similar provision of state law), a Member receives a refund of any taxes in respect of which it received a reimbursement pursuant to this Section 6.6 or it is otherwise determined that such taxes were not owed by such Member, the Member shall promptly repay such reimbursement to the Company.
ARTICLE VII
DISTRIBUTIONS
     Section 7.1 Distributions.
          (a) At such time as the Board of Managers may determine by Majority Vote of the Board of Managers, subject to the terms of Section 7.1(b), the Company shall make cash distributions to each Member as follows:
               (i) First, one hundred percent (100%) of the amounts approved for distribution by the Board of Managers shall be distributed, in preference and priority to any other distribution (other than a Tax Distribution) to the Members holding Series A Preferred Units, pro-rata in accordance with their respective Percentage Interests in such Series A Preferred Units, until there have been distributed in respect of such Units an aggregate amount necessary to reduce the PIK Dividend for all such Units to zero;
               (ii) Second, the balance, if any, of amounts approved for distribution by the Board of Managers after distributions pursuant to the foregoing subsections of Section

7.1(a) shall be distributed, in preference and priority to any other distribution (other than a Tax Distribution or distributions made pursuant to Section 7.1(a)(i)) pro-rata in accordance with their respective Percentage Interests in such Series A Preferred Units, until there have been distributed in respect of such Units an aggregate amount necessary to reduce the Redemption Amount for all such Units to zero; and
               (iii) Third, the balance, if any, of amounts approved for distribution by the Board of Managers after the foregoing distributions pursuant to this Section 7.1(a) shall be distributed to the Members, pro-rata in accordance with their respective Percentage Interests in the Common Units.
          (b) Notwithstanding Section 7.1(a), within three (3) business days after the issuance of statements of Company profits and losses for each fiscal quarter, the Company shall, to the extent that cash is available consistent with the expected or foreseeable cash needs of the Company, make cash distributions to each Member pro-rata in accordance with their respective Percentage Interests in the Units until each Member has received distributions pursuant to this Section 7.1(b) at least equal to the Tax Distribution with respect to such Member for such fiscal quarter. The “Tax Distribution” means the aggregate amount by which (i) the United States federal and state income taxes that would be payable by a Member who is an individual or corporate resident, whichever is higher, of New York City, New York who pays tax at the highest marginal federal, state, and local tax rate (taking into account the deductibility of state and local income taxes) with respect to the income of the Company expected to be allocated to such Member (taking into account the character of such income) in respect of the portion of the Fiscal Year of the Company ending at the end of such fiscal quarter, and after giving effect to all deductions and losses of the Company expected to be allocated to such Member in respect of such portion of the Fiscal Year exceeds (ii) all amounts previously distributed (or deemed distributed) to such Member in respect of its Membership Interest pursuant to this Agreement during such Fiscal Year of the Company (other than Tax Distributions attributable to the prior Fiscal Year). Distributions pursuant to this Section 7.1(b) shall not be required following a dissolution in accordance with Article X. All Tax Distributions made to a Member pursuant to this Section 7.1(b) shall be treated as advance distributions of, and shall reduce, distributions to which such Member otherwise would be entitled under Section 7.1(a) or Section 10.4(a)(ii) or (iii).
     Section 7.2 Liquidation Distribution. Distributions made upon liquidation of the Company shall be made as provided in Section 10.4.
     Section 7.3 Distribution Rules.
          (a) All amounts withheld pursuant to the Code or any provision of any state or local tax Law with respect to any payment, distribution or allocation by the Company to the Members shall be treated as amounts distributed to the Members pursuant to this Article VII for all purposes of this Agreement. The Company is authorized and directed to withhold from distribution, or with respect to allocations, to the Members and to pay over to any federal, state or local government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, state or local Law and shall allocate such amounts to those Members with respect to which such amounts were withheld. In the event that the Company is obligated to pay any taxes with respect to any Member and there are no distributions being made to such Member at such time or such distributions are insufficient to cover such taxes, the Company may require such Member to pay to the Company the amount of such tax required to be paid that is in excess of any such distributions (which amount such Member shall pay to the Company immediately upon request of the Company). Promptly upon learning of any requirement under any provision of the Code or any other applicable Law requiring the Company to withhold any sum from a distribution to a Member or to make any payment to any taxing authority in respect of such Member, the Company shall give written notice to such Member of such requirement and, if practicable and if requested by such Member, shall cooperate with such Member in all lawful respects to minimize or to eliminate any such withholding or payment.
          (b) A Member shall not have the status of, and is not entitled to the remedies available to, a creditor of the Company with regard to distributions that such Member becomes entitled to receive pursuant to this Agreement and the Act.
     Section 7.4 Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its Units if such distribution would violate Section 18-607 of the Act or other applicable Law.
ARTICLE VIII
BOOKS AND RECORDS; FINANCIAL STATEMENTS
     Section 8.1 Books and Records; Financial Statements.
          (a) At all times during the continuance of the Company, the Company shall prepare and maintain separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company Business in accordance with GAAP consistently applied and, to the extent inconsistent therewith, in accordance with this Agreement. Such books of account, together with a certified copy of this Agreement and all other records of the Company, shall be maintained at the principal place of business of the Company and shall be open to inspection and examination at reasonable times and after reasonable advance notice to the Company by each Member and its duly authorized Representatives for any purpose reasonably related to such Member’s interest in the Company. The books of account and the records of the Company shall be examined by, reported upon and audited as of the end of each Fiscal Year by a firm of independent certified public accountants that shall be selected by the Board of Managers (the “Auditors”). It is agreed that the initial Auditors shall be Ernst & Young. TVGN and Lions Gate shall each have the right to have a private audit of the Company’s books and records conducted at reasonable times and after reasonable advance notice to the Company for any purpose reasonably related to such Member’s interest in the Company, but any such private audit shall be at the expense of the Member desiring it, and it shall not be paid for out of Company funds. Such private right to audit the books and records of the Company shall also include the right to audit and make recommendations regarding the internal control systems, policies and procedures and compliance therewith of the Company.

          (b) The following financial information, prepared in accordance with GAAP, together with an operating report in a form to be determined by the Board of Managers analyzing such information, shall be transmitted by the Company to each Manager and each of TVGN and Lions Gate at the times hereinafter set forth:
               (i) Within 90 days after the close of each Fiscal Year, the following financial statements, examined by and certified to by the Auditors:
               (A) the balance sheet of the Company as of the close of such Fiscal Year;
               (B) a statement of Company Net Profits and Net Losses for such Fiscal Year;
               (C) a statement of the Company’s cash flows for such Fiscal Year; and
               (D) a statement of such Member’s Capital Account as of the close of such Fiscal Year, and changes therein during such Fiscal Year.
               (ii) Within 90 days after the close of each Fiscal Year or, if earlier, by January 30 following the end of the Fiscal Year, a final IRS Schedule K-1 (and any state or local equivalent) and all supporting documentation.
               (iii) As soon as available and in any event within 30 days after the end of each fiscal quarter, balance sheets of the Company as of the end of such quarter and statements of income and Company Net Profits and Net Losses for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter.
               (iv) As soon as practicable and in any event within 30 days following the end of each calendar month, a monthly operating summary of the Company’s activities in a form to be established by the Board of Managers, but in any case, including the Aggregate Subscribers for such month.
          (c) Each Member shall provide to the Company upon request tax basis information about assets contributed by it to the Company and such other tax information reasonably requested by the Company and necessary for it to prepare its financial reports or any tax returns
          (d) Each Member agrees to cause the Company to comply with Lions Gate’s (and its Affiliates, including, its ultimate parent, Lions Gate Entertainment Corp.’s) policies on internal controls in regards to compliance with all Commission rules and regulations; provided, that the incremental cost to the Company of such compliance for any actions that the Company would not otherwise take or costs that the Company would not otherwise incur in the ordinary course of business shall be reimbursed to the Company by Lions Gate and shall not qualify as a Capital Contribution; provided further, that instituting internal controls and the documentation thereof, to the extent not requiring the hiring of additional personnel shall be considered in the ordinary course of the Company’s business for purposes hereof.

     Section 8.2 Reporting Requirements. The Company shall furnish or cause to be furnished to each Manager and each of TVGN and Lions Gate, including to the Independent Manager appointed by the Members pursuant to the terms and conditions hereof:
          (a) as soon as possible and in any event within 10 days after the Company has received notice of the occurrence of any default or event of default continuing on the date of such statement under any agreement relating to any material obligation of the Company, a statement of the Company setting forth details of such default or event of default and the action which the Company has taken and proposes to take with respect thereto;
          (b) promptly after the sending or filing thereof, copies of all reports that the Company sends to any of its creditors, and copies of all tax returns that the Company files with any federal or state taxing authority;
          (c) such other information regarding the condition or operations, financial or otherwise, of the Company as any Manager, TVGN or Lions Gate may from time to time reasonably request.
     Section 8.3 Budget Matters.
          (a) TVGN and Lions Gate have prepared and agreed upon the projected expenditure schedules and a projected profit and loss statement for the Company through the calendar year ending December 31, 2009 (the “Initial Budget”), which is attached as Schedule 8.1 hereto. The Initial Budget, among other things, includes a schedule setting forth any additional funding requirements that will be required from the Members to fund the ongoing operations of the Company (which may be funded, at the election of an Investment Member, out of reinvestments of Available Cash distributable to such Investment Member during the period covered by the Initial Budget), including identified business expansion expenditures or acquisition expenditures through the calendar year ending on December 31, 2009. Not later than November 1, 2009, and beginning with the Fiscal Year ending March 31, 2011, and for each subsequent Fiscal Year, not later than 60 days prior to the beginning of such Fiscal Year, the Company shall prepare and submit to the Board of Managers for approval projected expenditure schedules and a projected profit and loss statement for such Fiscal Year (each, an “Annual Budget”), which the Board of Managers shall consider and vote upon in accordance with Section 5.6(a) not later than 30 days prior to the beginning of such Fiscal Year. The parties acknowledge that the Annual Budget for the Fiscal Year ending March 31, 2011 will be a 15 month budget and the Board of Managers will consider such budget not later than December 1, 2009. Each Annual Budget shall be in a form substantially similar to the Initial Budget. The Initial Budget and any subsequent approved Annual Budget are referred to as an “Approved Budget”. The amount of any additional funding requirements, if any, set forth in an Approved Budget as being requested of the Investment Members with respect to their Investment Units to fund the ongoing operations of the Company and any anticipated business expansion or acquisitions is referred to as the “Approved Funding Requirements”.
          (b) In the event the Board of Managers does not approve a proposed Annual Budget for a Fiscal Year prior to the first day of such Fiscal Year, the CEO of LGEC and a managing director of TVGN shall negotiate for a period of 10 Business Days to endeavor to agree upon an Approved Budget. If, as a result of such negotiations, no Approved Budget is approved, Lions Gate and TVGN shall attempt to agree upon a Third Party arbitrator experienced in the media business. If after 5 Business Days no Third Party arbitrator has been mutually agreed, each of Lions Gate and TVGN shall submit three names (who are not required to be JAMS mediators or arbitrators) to a JAMS mediator who will choose one arbitrator from one of such lists. Not later than 10 Business Days after agreement on the selection of an arbitrator, each of Lions Gate and TVGN shall submit a proposed Annual Budget to the arbitrator; provided, that such proposed Annual Budgets shall in no event require funding in excess of the maximum amount which may be provided by an Investment Member as a loan to the Company pursuant to Section 8.3(c) below (such additional funding, the “Anticipated Shortfall”); and provided further, that the Investment Member proposing such Annual Budget must be willing to loan an amount equal to 100% of the Anticipated Shortfall if the other Investment Members do not agree to provide their pro-rata portion thereof to the Company, as described below. Within 10 Business Days of the receipt of the proposed Annual Budgets, the arbitrator will designate one of the two submitted Annual Budgets, without change, supplement or other modification, as the Approved Budget for the year (or if only one of Lions Gate or TVGN submitted a proposed Annual Budget to the arbitrator, the proposed Annual Budget submitted will be the Approved Budget for the year) (the “Arbitrator Budget”). The cost of the arbitration shall be borne by the Company.
          (c) To the extent that an Investment Member does not agree to provide its pro-rata portion, based on such Investment Member’s Percentage Interest of the Investment Units, of any Anticipated Shortfall in an Arbitrator Budget, Approved Funding Requirements in any Approved Budget or Capital Contribution approved pursuant to Section 5.7(c), one or more of the other Investment Members may provide such portion of the Anticipated Shortfall, Approved Funding Requirements or Capital Contribution by way of a loan with (i) an interest rate of LIBOR plus 4.0%, (ii) a term equal to the greater of (A) 18 months and (B) the first opportunity to repay the loan as provided for in the Company’s credit facilities or other senior debt instruments and (iii) which shall be subordinated to senior indebtedness of the Company but payable in priority to any distributions under Section 7.1(a) or on liquidation; provided that, the Investment Member who submitted the proposed Annual Budget which is chosen as the Arbitrator Budget shall be obligated to provide 100% of the amount of any Anticipated Shortfall set forth in such Arbitrator Budget if the other Investment Members do not agree to provide such funding as a Capital Contribution. The outstanding principal amount of such loans shall not exceed (1) for any given Fiscal Year, an amount in the aggregate equal to ***** and (2) at any given time, an aggregate amount, together with all outstanding loans, equal to *****. Notwithstanding the foregoing, for purposes of any Approved Budget that is not an Arbitrator Budget or Capital Contribution approved by the Members pursuant to Section 5.7(c), to the extent that the Investment Member that does not agree to provide its pro-rata portion of any Approved Funding Requirements or Capital Contribution holds less than 25.1% of the outstanding Voting Units, the other Investment Members may agree to fund such portion of the Approved Funding Requirement or Capital Contribution through additional Capital Contributions. In the case of loans made pursuant to an Approved Budget that is not an Arbitrator Budget or Capital Contributions approved by the Members pursuant to Section 5.7(c), to the extent that the Company is not able to pay back such a loan when it would otherwise become due, the Investment Member making such a loan shall have the option of either extending the term of the loan or requiring repayment of the loan in the form of an issuance of

New Units, which shall be Investment Units issued in compliance with Section 4.2(b), at a value per Investment Unit equal to the Fair Market Value thereof. In the case of loans made pursuant to an Arbitrator Budget, to the extent that the Company is not able to pay back such loan when it would otherwise become due, the term of such loan shall be extended until such time as the Company can repay such loan.
ARTICLE IX
RESTRICTIONS ON TRANSFER
     Section 9.1 Units Uncertificated. The Units shall not be represented by certificates.
     Section 9.2 Certain Restrictions on Transfer or Encumbrance.
          (a) No Member shall, directly or indirectly (through the transfer of capital stock of any Person that holds, or controls any Person that holds, any Units), make or solicit any Transfer of any Units beneficially owned by such Member, other than (i), in the case of Investment Units, any Transfer to a Permitted Transferee, (ii), in the case of Investment Units, any Transfer by one Member to another Member, (iii) or any Transfer in accordance with this Article IX, provided, that all Transfers (including pursuant to the foregoing clauses (i), (ii) and (iii)) must be in accordance with Section 4.2(b), and provided, further, that the above prohibition on indirect Transfer shall not apply to a Lions Gate Change in Control caused by any of the events described in clauses (i) and (ii) of the definition thereof.
          (b) No Transfer of Units to a Permitted Transferee shall be effective if a purpose or effect of such Transfer shall have been to circumvent the provisions of this Section 9.2. Notwithstanding anything in Section 9.2 to the contrary, each Member shall remain responsible for the performance of this Agreement by each Permitted Transferee of such Member to which Units are transferred. If any Permitted Transferee to which Units are Transferred pursuant to Section 9.2(a) ceases to be a Permitted Transferee of the Member from which it acquired such Units pursuant to such provision, such Person shall re-convey such Units to such transferring Member immediately before such Person ceases to be a Permitted Transferee of such transferring Member so long as such Person knows of its upcoming change of status prior thereto. If such change of status is not known until after its occurrence, the former Permitted Transferee shall make such transfer to such transferring Member as soon as practicable after the former Permitted Transferee receives notice thereof. Transfers by Lions Gate to any Permitted Transferee shall be made subject to the assumption by such Permitted Transferee of Lions Gate’s obligations regarding the 1% Call Option pursuant to Section 9.10(f), to the extent applicable.
     Section 9.3 Improper Transfer or Encumbrance.
          (a) Any attempt not in compliance with this Agreement to make any Transfer of all or any portion of a Member’s Units shall be null and void and of no force and effect, the purported transferee shall have no rights or privileges in or with respect to the Company, and the Company shall not give any effect in the Company’s records to such attempted Transfer.
          (b) In the case of a Transfer or attempted Transfer of any Units or other interest in the Company contrary to the provisions of this Agreement, the parties engaging or attempting to engage in such Transfer shall indemnify and hold harmless the Company and each of the Members from all Losses that such indemnified Persons may incur (including, without limitation, incremental tax liability and attorneys’ fees and expenses) in enforcing the provisions of this Agreement.
     Section 9.4 Rights of First Offer.
          (a) If at any time after the third anniversary of the Closing Date and prior to the completion of an Initial Public Offering, any Member (the “Offering Member”) desires to effect a Transfer of any or all of its Units to a Third Party, the Offering Member shall deliver to each of the Investment Member(s) (the “Offer Recipient(s)”) written notice (the “Offer Notice”) stating such Offering Member’s intention to effect a Transfer and the number of Units proposed to be subject to a Transfer (the “Offered Units”), the price, on a per Unit basis, by series, at which the Offering Member proposes to sell the Offered Units (the “Offer Price”) and the other material terms and conditions of the proposed purchase (a “First Offer”).
          (b) Upon receipt of the Offer Notice, the Offer Recipient(s) may (but shall not be required to), within 30 days from receipt of the Offer Notice (the “Offer Period”), indicate whether or not it would like to purchase the Offered Units by sending written notice to the Offering Member (a “First Offer Acceptance”) stating such Offer Recipient’s intention to purchase all, but not less than all, of the Offered Units for the Offer Price (which must be paid in cash) and on the other terms set forth in the Offer Notice. Upon delivery of the First Offer Acceptance, the Offer Recipient shall then be obligated to purchase and the Offering Member shall be obligated to sell the Offered Units on the terms and conditions set forth in the Offer Notice.
          (c) To the extent that any Offer Recipient does not send a First Offer Acceptance during the Offer Period to the Offering Member, the Offer Recipient shall be deemed to have rejected such First Offer. To the extent that the Offer Recipient(s) reject or are deemed to reject any First Offer during the Offer Period, the Offering Member may, thereafter, sell the Offered Shares to any Third Party for the Offer Price or an amount greater than the Offer Price (which may be paid in cash or other consideration). For purposes of the calculation of compliance herewith, the value of any non-cash consideration shall be the Fair Market Value of such consideration.
          (d) In the event that the Offering Member elects to sell any Offered Units to a Third Party pursuant to Section 9.4(c), the Third-Party purchaser must enter into a definitive purchase agreement no more than 90 days after the expiration of the Offer Period and complete the purchase of such Offered Units no more than 150 days (or longer, if the HSR Act so requires but in no event longer than 180 days) after the expiration of the Offer Period. In the event the purchase of any Offered Units by a Third-Party purchaser pursuant to this Section 9.4(d) is not completed in accordance with, and during the time period provided for under, the provisions of this Section 9.4(d), then such purchase and sale shall be void and the provisions of this Section 9.4 shall again apply to any proposed Transfer of such Units to a Third Party, and such Offering Member shall not thereafter effect a Transfer or offer to Transfer such Units without again complying with this Section 9.4.

     Section 9.5 Right of Co-Sale on Transfers by Members.
          (a) If at any time after the third anniversary of the Closing Date and prior to the completion of an Initial Public Offering, an Investment Member (a “Transferring Member”) proposes to effect a Transfer of Investment Units to a Third Party in any transaction or series of related transactions, each other Investment Member (a “Co-Sale Participant”) shall have the right to participate in the Transfer in the manner set forth in this Section 9.5. At least 30 days prior to entering into any definitive agreement for such Transfer, the Transferring Member shall deliver to the Company and each Co-Sale Participant notice (the “Transfer Notice”) stating (i) the name of the proposed Transferee, (ii) the number of Investment Units proposed to be Transferred (the “Transferred Units”), (iii) the proposed purchase price therefor and (iv) the other material terms and conditions of the proposed Transfer, including the proposed Transfer date. Such notice shall be accompanied by a written offer from the proposed Transferee to purchase the Transferred Units. Each Co-Sale Participant may effect a Transfer to the proposed Transferee identified in the Transfer Notice such Co-Sale Participant’s pro-rata portion, calculated in accordance with Section 9.5(b), of the Transferred Units by giving written notice (a “Co-Sale Notice”) to the Transferring Member and the Company within the 30-day period after the delivery of the Transfer Notice (the “Co-Sale Period”), which notice shall state that such Co-Sale Participant elects to exercise its rights of co-sale under this Section 9.5 and shall state the maximum number of Investment Units sought to be transferred, including the number of such Investment Units it would transfer if one or more Co-Sale Participants do not elect to convey their full pro-rata portion of Transferred Units in such Transfer.
          (b) Each Co-Sale Participant’s pro-rata portion of the Transferred Units shall, on any Transfer date, be equal to the product of (x) the number of Transferred Units and (y) a fraction, the numerator of which is the number of Investment Units beneficially owned by such Co-Sale Participant and the denominator of which is the aggregate number of Investment Units beneficially owned by all Co-Sale Participants and the Transferring Member as of such date. In the event any such Co-Sale Participant elects to exercise its co-sale rights with respect to less than all of its pro-rata portion of Transferred Units (such remaining securities, the “Co-Sale Non-Electing Units”), the Co-Sale Participants (other than holders of Co-Sale Non-Electing Units) shall be entitled to sell additional Investment Units equal in the aggregate to the number of Co-Sale Non-Electing Units (less the Transferring Member’s pro-rata portion of such Co-Sale Non-Electing Units, determined as if the Transferring Member were a Co-Sale Participant electing to transfer Investment Units), pro-rata in accordance with the respective number of Investment Units held by each Co-Sale Participant and the Investment Units held by the Transferring Member, up to the maximum number of Investment Units elected for sale by the respective Co-Sale Participant as set forth in its Co-Sale Notice. The proposed Transferee shall not be obligated to purchase a number of Investment Units exceeding that set forth in the Transfer Notice and in the event such Transferee elects to purchase less than all of the additional Investment Units sought to be transferred by the Co-Sale Participants, the number of Investment Units to be transferred by the Transferring Member and each such Co-Sale Participant shall be reduced on a pro-rata basis. The Transferring Member shall, within five days after the expiration of the Co-Sale Period, notify each Co-Sale Participant that has elected to exercise its rights of co-sale hereunder as to the number of Investment Units of such Co-Sale Participant to be included in the sale pursuant to the above allocation.

          (c) Each Co-Sale Participant, in exercising its right of co-sale hereunder, may participate in the Transfer by delivering to the Transferring Member at the closing of the Transfer of the Transferred Units the Investment Units to be transferred by such Co-Sale Participant, with assignment documents executed in blank or in favor of the applicable purchaser, together with such other documents as are necessary to convey to the applicable Third Party purchaser the Investment Units to be transferred by such Co-Sale Participant, in form and substance reasonably satisfactory to such purchaser. At such closing, the purchaser shall remit directly to each Co-Sale Participant, by wire transfer if available and if requested by such Co-Sale Participant, the consideration for such Co-Sale Participant’s Investment Units sold pursuant thereto. In connection with the transaction contemplated by this Section 9.5, each Co-Sale Participant will agree to make the same representations, covenants, indemnities and agreements as the Transferring Member so long as they are made severally and not jointly and the liabilities thereunder are borne on a pro-rata basis based on the consideration to be received by each Member, not to exceed such Co-Sale Participant’s proceeds from the sale; provided, that any representation made by a Co-Sale Participant shall relate only to such Co-Sale Participant and its Investment Units and any liability for a breach thereof shall be borne by such Member.
          (d) A definitive purchase agreement(s) for the sale of the Investment Units owned by the Transferring Member and all Co-Sale Participants who have elected to sell Investment Units shall be entered into not later than 90 days after expiration of the Co-Sale Period, and the closing of the sale of the Investment Units owned by the Transferring Member and all Co-Sale Participants who have elected to sell Investment Units shall be held simultaneously at such place and on such date as determined by the Transferring Member and the proposed purchaser, but in no event later than 150 days (or longer, if the HSR Act so requires but in no event longer than 180 days) after expiration of the Co-Sale Period. If within 90 days after the expiration of the Co-Sale Period, the Transferring Member has not entered into a definitive purchase agreement(s), and/or if within 150 days (or longer, if the HSR Act so requires) after the expiration of the Co-Sale Period, the Transferring Member has not completed the disposition of its Investment Units and those of the electing Co-Sale Participants in accordance herewith, the sale to the proposed purchaser shall be prohibited and any attempt to consummate such sale shall be treated as a violation of Section 9.2 and subject to Section 9.3; provided, that nothing shall prevent a Transferring Member from seeking to consummate another proposed sale to such purchaser, subject to the terms and conditions of this Section 9.5.
          (e) For the avoidance of doubt, (i) other than with respect to any sale of Investment Units by an Offering Member to any Offer Recipient pursuant to a First Offer, any Transfer by a Transferring Member as to which co-sale rights would apply under this Section 9.5 is subject to Section 9.4, (ii) if applicable, compliance with Section 9.4 and this Section 9.5 may be effected concurrently, (iii) a Co-Sale Participant shall be deemed to have waived its right of co-sale hereunder if (A) it fails to give notice within the time period prescribed in Section 9.5(a), (B) it fails timely to enter into a definitive purchase agreement in accordance with Section 9.5(d), or (C) any Offer Recipient accepts a First Offer pursuant to Section 9.4.
     Section 9.6 Drag-Along Right.
          (a) If, at any time after the date that is ***** after the Closing Date and prior to the completion of an Initial Public Offering, one or more Investment Members (the

“Drag-Along Transferring Member(s)”) desires to effect a Transfer of all, but not less than all, of the outstanding Units of the Company by Transferring all of the its Units and causing all other Members to Transfer all of their respective Units to a Third Party, then by notice delivered by the Drag-Along Transferring Member(s) (a “Drag-Along Notice”), each other Investment Member (a “Drag-Along Participant”) shall have the option, exercisable within 30 days of the date of delivery of the Drag-Along Notice, to give written notice (the “Drag-Along Exercise Notice”) to the Drag Along Transferring Member(s) of whether such Drag-Along Participant elects to (i) purchase all of the Units of the Drag-Along Transferring Member(s) for the consideration and on the terms specified in the Drag-Along Notice or (ii) sell all of the Units owned by it to the Third Party for the consideration and on the terms specified in the Drag-Along Notice; provided, that any Member to which an Insolvency Event has occurred (or in the case of Lions Gate, if an Insolvency Event has occurred with respect to LGEC) may not deliver a Drag-Along Notice pursuant hereto.
          (b) To the extent that any Drag-Along Participant does not make an election under Section 9.6(a)(i) or (ii) above (in which event, each such non-replying Drag-Along Participant shall be deemed to have delivered a Drag-Along Exercise Notice electing to sell all of the Units it owns in the Drag Transaction), then the consideration to be received by each Member in the transaction contemplated by Section 9.6(a)(ii) (the “Drag Transaction”) shall be in cash and the same amount of consideration per Series A Preferred Unit, Series B-1 Common Unit or Series B-2 Common Unit, as applicable, to be received by the Drag-Along Transferring Member(s), and the terms and conditions of such sale shall be the same as those upon which the Drag-Along Transferring Member sells its Units; provided, that a Drag Transaction may not be completed unless each Drag-Along Participant receives for its Investment Units a minimum of an amount of cash consideration equal to not less than the Drag-Along Minimum Price (as defined on Exhibit A hereto) and each Member receives for its Series B-2 Common Units an amount of cash consideration, on a per Unit basis, equal to the cash consideration received by the Drag-Along Participants for their Series B-1 Common Units; and, provided further, that the amount of consideration in the aggregate equal to the Redemption Amount for the Series A Preferred Units subject to the Drag Transaction shall be allocable to such Series A Preferred Units and the amount of consideration in the aggregate in excess of such amount shall be allocable to the Common Units. If any Members are given an option as to the form and amount of consideration to be received, all Members will be given the same option.
          (c) The Drag-Along Notice shall set forth the cash consideration to be paid by the Third Party purchaser for the Units of each series in the Drag Transaction, the name of the proposed purchaser and the other material terms of the Drag Transaction. The Drag-Along Notice shall be accompanied by a written offer from the proposed Transferee to purchase the Units of the Drag-Along Transferring Member(s), the Drag-Along Participants and any other Member.
          (d) In connection with the Drag Transaction, each Member will agree to make the same representations, covenants, indemnities and agreements as the Drag-Along Transferring Member(s) so long as they are made severally and not jointly and the liabilities thereunder are borne on a pro-rata basis based on the consideration to be received by each Member, not to exceed such Member’s proceeds from the sale; provided, that any representation made by a

Member shall relate only to such Member and its Units and any liability for a breach thereof shall be borne by such Member.
          (e) At least 10 days prior to the anticipated consummation of the Drag Transaction, each Member shall deliver to the Company to hold in escrow, pending transfer of the consideration in respect thereof and the consummation of the Drag Transaction in accordance with its agreed terms and conditions, (i) the Units to be transferred by such Member, accompanied by assignment documents duly executed in blank or in favor of the applicable purchaser together with such other documents as are necessary to convey to the applicable purchaser the Units to be transferred by such Member, in form and substance reasonably satisfactory to such purchaser and (ii) a limited power-of-attorney authorizing the Company to take all actions necessary to transfer such securities in such Drag Transaction. In the event that a Member should fail to deliver such assignment documents and documents and power-of-attorney, the Company shall cause the books and records of the Company to show that such Units are bound by the provisions of this Section 9.6 and that the Transfer of such Units to the purchaser in such sale may be effected without such Member’s consent or surrender of its Units.
          (f) A definitive purchase agreement(s) for the Drag Transaction shall be entered into not later than 90 days after delivery of the Drag-Along Notice required to be delivered pursuant to Section 9.6(a), and the closing of the Drag Transaction shall be held at such place and on such date as determined by the Drag-Along Transferring Member(s) and the proposed purchaser, but in no event later than 150 days (or longer, if the HSR Act so requires but in no event longer than 180 days) after delivery of the Drag-Along Notice required to be delivered pursuant to Section 9.6(a). Upon the consummation of the Drag Transaction, the purchaser shall remit directly to each Member, by wire transfer if available and if requested by the Member, the consideration for such Member’s Units sold pursuant thereto. If within 90 days after the Drag-Along Transferring Member(s)’ delivery of the Drag-Along Notice the purchaser in the Drag Transaction has not entered into a definitive purchase agreement(s), and/or if within 150 days (or longer, if the HSR Act so requires but in no event longer than 180 days) after the Drag-Along Transferring Member(s)’ delivery of the Drag-Along Notice, the purchaser in the Drag Transaction has not purchased all of the Units to be sold in the Drag Transaction, the sale to such proposed purchaser shall be prohibited and any attempt to consummate such sale shall be treated as a violation of Section 9.2 and subject to Section 9.3. The Company shall return to the Members the assignment and other documents and limited powers of attorney delivered pursuant to Section 9.6(e); provided, that nothing shall prevent a Drag-Along Transferring Member from seeking to consummate another proposed sale to such purchaser, subject to the terms and conditions of this Section 9.6.
          (g) To the extent that more than one Drag-Along Participant elects to purchase the Drag-Along Transferring Member(s)’ shares pursuant to Section 9.6(a) above, each such Drag-Along Participant shall be entitled to purchase a pro-rata portion of such Units in each series, which pro-rata portion shall be equal to the number of Units of such series beneficially owned by the Drag-Along Transferring Member(s) multiplied by a fraction, the numerator of which is the number of Units of such series beneficially owned by the purchasing Drag-Along Participant and the denominator of which is the aggregate number of Units of such series beneficially owned by all Drag-Along Participants electing to purchase the Units owned by the Drag-Along Transferring Member(s), and shall pay a pro-rata portion of the aggregate purchase price for such series. If a Drag Along Exercise Notice is not delivered by any Drag-Along Participant prior to the end of the 30-day period referred to above, then, on such 30th day, each such non-replying Drag-Along Participant shall be deemed to have delivered a Drag-Along Exercise Notice electing to sell all of the Units it owns in the Drag-Along Transaction. In the event one or more Drag-Along Participants elect to purchase the Drag-Along Transferring Member(s)’ Units and one or more other Drag-Along Participants elect to sell their Units (or are deemed to have elected to sell), the Drag-Along Participants electing to purchase the Drag-Along Transferring Member(s)’ Units shall be entitled to do so while the Drag-Along Participants who elected to sell their Units shall not be entitled to sell. The Drag Along Transferring Member(s) shall be entitled to consummate the Drag-Along Transaction only if all such Drag-Along Participants elect or are deemed to have elected to sell. All Members that are not Investment Members shall also be obligated to sell their Units in a Drag Transaction consummated pursuant to this Section 9.6. Following the election of any Drag-Along Participants to purchase the Units of the Drag-Along Transferring Member(s) (each, a “Drag-Along Purchasing Member”), such Drag-Along Purchasing Member shall deliver the aggregate purchase price to the Drag Along Transferring Member(s) at a closing on a date mutually agreed upon by the parties and, in any event, within 150 days (or longer, if the HSR Act so requires) after the date that Drag-Along Exercise Notices were due to be delivered pursuant to this Section 9.6(g). Such purchase price shall, unless otherwise agreed upon by the Drag-Along Transferring Member(s), be paid in cash, at the closing, by wire transfer of immediately available funds to an account designated by each Drag-Along Transferring Member for such purpose at least two Business Days prior to the closing date. At the closing, the Drag-Along Transferring Member shall deliver to the Drag-Along Purchasing Member(s) certificates representing the Units to be transferred to the Drag-Along Purchasing Member(s), duly endorsed for transfer or accompanied by stock powers duly executed in blank or in favor of the Drag-Along Purchasing Member(s) and such documents as are necessary to convey to the Drag-Along Purchasing Member(s) the Units subject to such purchase, in form and substance reasonably satisfactory to the Drag-Along Purchasing Member(s).
     Section 9.7 Call Option.
          (a) On or after the date that is ***** after the Closing Date, any Investment Member (the “Initiating Member”) may, by delivery of a notice (the “Call Notice”) to the remaining Members (each a “Call Notice Recipient”), elect to purchase all, but not less than all of the Investment Units owned by such other Members and, at the Initiating Member’s option, all of the Series B-2 Common Units owned by all other Members; provided, that the aggregate purchase price for any such Investment Units, as specified in the Call Notice shall be not less than the Minimum Call Price (as defined on Exhibit A hereto) and the price for any Series B-2 Common Units, if applicable, shall be the same price, on a per Unit basis, as the price for the Series B-1 Common Units, as specified in the Call Notice (the “Call Consideration”); and, provided further, that the amount of consideration in the aggregate equal to the Redemption Amount for the Series A Preferred Units subject to the Call Notice shall be allocable to such Series A Preferred Units and the amount of consideration in the aggregate in excess of such amount shall be allocable to the Common Units. In addition, at any time after the date hereof, upon the occurrence of an Insolvency Event with respect to any Member or, in the case of Lions Gate the occurrence of an Insolvency Event as to LGEC (the Member affected (which shall be Lions Gate or its Permitted Transferee in the event of an Insolvency Event of LGEC), the

“Affected Member”), (i) the remaining Investment Members may collectively deliver a Call Notice to such Affected Member at which time the remaining Investment Members will collectively be deemed to be an Initiating Member for purposes hereof and, subject to the provisions regarding a Counter Offer below, shall be entitled to purchase their pro-rata portion of the Units of the Affected Member and (ii) the Affected Member shall not be able to issue a Call Notice as an Initiating Member pursuant this Section 9.7.
          (b) Each of the Call Notice Recipients that are Investment Members shall have the option, exercisable within 30 days of the date of delivery of the Call Notice pursuant to Section 9.7(a), to give written notice (the “Call Exercise Notice”) to the Initiating Member and each other Call Notice Recipient of whether such Call Notice Recipient elects to (i) make, individually or together with any other Investment Member, a counter-offer (a “Counter Offer”) for all of the Investment Units owned by the Initiating Member and each other Call Notice Recipient not participating in the Counter Offer and, at the such Member(s)’ option, all of the Series B-2 Common Units owned by such other Members, at a price equal to the Call Consideration plus a premium of at least 5% of such Call Consideration or (ii) have the Initiating Member purchase all of the Investment Units and Series B-2 Common Units, if applicable, such Call Notice Recipient owns for an amount equal to the Call Consideration. Within 15 days of the date of delivery of a Counter Offer, the Initiating Member and each other Call Notice Recipient not participating in the Counter Offer shall give written notice to any Call Notice Recipients or group thereof delivering a Counter Offer of whether such Member elects to (1) accept the Counter Offer or (2), in the case of Investment Members, provide a Counter Offer thereto with Call Consideration not less than 105% of the amount of consideration, on a per share basis, provided in the Counter Offer. To the extent that the Initiating Member or a Call Notice Recipient or group thereof elects to provide a Counter Offer pursuant to clause (b)(1) above, the process described above in this subsection (b) shall be repeated as necessary with each succeeding offer being at least 105% of the highest amount offered as Call Consideration on a per Unit basis by the other Members. Upon acceptance of either the Call Notice or a Counter Offer all Members other than the Call Recipient(s) or Initiating Member making the accepted offer, shall be obligated to sell their Investment Units and, if applicable, Series B-2 Common Units at the price specified in the accepted Call Notice or Counter Offer. If a Call Exercise Notice or response to a Counter Offer is not delivered by any Call Notice Recipient or Initiating Member, as applicable, prior to (I) in the case of the Call Notice, the end of the 30-day period referred to above or (II) in the case of a Counter Offer, the end of the 15-day period referred to above, then, on such last day of the applicable period, each such non-replying Call Notice Recipient shall be deemed to have delivered a Call Exercise Notice electing to have the Initiating Member purchase all of the Investment Units and, if applicable, Series B-2 Common Units it owns or an acceptance of the Counter Offer, as applicable. Following the election or deemed election of the Members pursuant hereto, the purchasing Member(s) (each, a “Call Purchasing Member”) shall deliver the aggregate purchase price to the selling Member(s) (each, a “Call Selling Member”) at the closing which shall be held on the date specified by the Call Purchasing Member(s) but not later than the 20th day following the date of the last acceptance or deemed acceptance of the Call Notice or Counter Offer, as applicable, governing such a sale (or if the HSR Act is applicable to such transaction, on the date the waiting period required, including any extensions thereof, shall have expired but in no event longer than 180 days after such date). Such purchase price shall, unless otherwise agreed upon by the Call Selling Member(s) and Call Purchasing Member(s), be paid in cash, at the closing, by wire transfer of immediately available funds to an account designated by the Call Selling Member(s) for such purpose at least two Business Days prior to the closing date. At the closing, the Call Selling Member(s) shall deliver to the Call Purchasing Member(s), free and clear of all Encumbrances, the Units to be transferred to the Call Purchasing Member(s), accompanied by transfer documents substantially in the form of Schedule 9.7(b) in favor of the Call Purchasing Member(s) and such other documents, if any, as are necessary to convey to the Call Purchasing Member(s) the Units subject to such purchase, in form and substance reasonably satisfactory to the Call Purchasing Member(s) (such transaction the “Call Transaction”).
          (c) To the extent that, at any time during the period of twelve (12) months following the consummation of a Call Transaction, any Call Purchasing Member consummates a transaction to sell any Units (a “Subsequent Transaction”), the Call Purchasing Member shall, within two (2) days of the consummation thereof, provide notice of such Subsequent Transaction to the Call Selling Members and the Call Selling Members shall be entitled to receive, for each series of Units their pro-rata share of an amount equal to the product of (a) the lesser of (i) the number of Units of such series sold by the Call Purchasing Member in the Subsequent Transaction and (ii) the number of Units of such series purchased by the Call Purchasing Member in the Call Transaction times (b) the difference between (i) the Fair Market Value of the consideration or, in the case of cash, the amount of such cash, received by the Call Purchasing Member, on a per Unit basis for such series of Units, in the Subsequent Transaction and (ii) the amount of consideration received by the Call Selling Member, on a per Unit basis for such series of Units, in the Call Transaction (such amount, the “Additional Call Amount”). For purposes of the preceding sentence, the Call Selling Members’ pro-rata share for each series of Units shall be equal to the Additional Call Amount multiplied by a fraction, the numerator of which is the number of Units of such series sold by such Call Selling Member in the Call Transaction and the denominator of which is the aggregate number of Units of such series sold by all Call Selling Members in the Call Transaction. Such Additional Call Amount, unless otherwise agreed upon by the Call Selling Member(s), shall be paid, at the option of the Call Purchasing Member, in cash or in-kind with the actual consideration received in the Subsequent Transaction, within 10 days of the closing date of the Subsequent Transaction (or such later date as is necessary for purposes of determining the Fair Market Value of the consideration received by the Call Purchasing Member in the Subsequent Transaction pursuant to Section 9.9 below), by wire transfer of immediately available funds to an account designated by the Call Selling Member(s) for such purpose.
     Section 9.8 Transferees to Execute Agreement. Each Member agrees that it will not, during the term of this Agreement, directly or indirectly, make any Transfer of all or any portion of the Units beneficially owned by such Member (including pursuant to Sections 9.5 through 9.7) unless, prior to the consummation of any such Transfer, the Person to whom such Transfer is proposed to be made (a “Prospective Transferee”), if not a Member, (i) executes and delivers this Agreement to the Company and each Member and (ii) delivers to the Company an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that the execution of this Agreement by such Prospective Transferee renders this Agreement a legal, valid and binding obligation of such Prospective Transferee enforceable against such Prospective Transferee in accordance with its terms and with respect to such other matters as the Board of Managers may reasonably request. Upon the execution and delivery by such Prospective Transferee of this Agreement and, if required, the delivery of the opinion of counsel referred to in clause (ii) of the preceding sentence, Schedule 2.1 shall be amended to reflect the addition of such Prospective Transferee and such Prospective Transferee shall be deemed a “Member” for purposes of this Agreement and shall have the rights and be subject to the obligations of a Member under this Agreement with respect to all of the Units owned by such Prospective Transferee. To the extent applicable, any transfer by Lions Gate shall be subject to the assumption by the Prospective Transferee of the obligations of Lions Gate regarding the 1% Call Option pursuant to Section 9.10(f).
     Section 9.9 Fair Market Valuation and Methodology.
          (a) Where the provisions of this Agreement indicate that the “Fair Market Value” is to be determined, each Member will take all actions reasonably necessary to determine the Fair Market Value, as the case may be, in accordance with the following. Absent agreement prior to the Notice Date by the Investment Members participating in the event requiring a determination of Fair Market Value as to the Fair Market Value, as the case may be, then, by the Notice Date, each Investment Member participating in such event shall designate an investment banking firm with the Stated Qualifications to determine the Fair Market Value, as the case may be (or, if there are more than two Investment Members participating in such event, one investment banking firm with the Stated Qualifications selected by the Investment Member that initiates the appraisal request (or takes the action necessitating that the Fair Market Value be determined) and one investment banking firm with the Stated Qualifications selected by the mutual agreement of the other Investment Members participating, or if they cannot agree, by the Investment Member beneficially owning the largest number of Investment Units among such other Investment Members). As soon as practicable, and if possible within 30 days after appointment, each investment banking firm will make a determination in writing of its initial view as to the Fair Market Value, as the case may be, and consult with one another with respect thereto. As soon as practicable, and if possible within 45 days after the Notice Date, each investment banking firm will make a determination in writing of its final view as to the Fair Market Value, as the case may be, and shall deliver such final view to each Member participating in the appraisal process. If the difference between the higher of the respective final views of the two investment banking firms and the lower of the respective final views of the two investment banking firms is less than 10% of the higher of the respective final views, then the Fair Market Value shall be the average of those two views. If the difference between the higher of the respective final views of the two investment banking firms and the lower of the respective final views of the two investment banking firms is equal to or greater than 10% of the higher of the respective final views, the participating Investment Members shall instruct the investment banking firms jointly to designate an investment bank with the Stated Qualifications as the Mutually Designated Appraiser. The Mutually Designated Appraiser shall be designated within 60 days from the Notice Date (or, if later, within 15 days following the determination of the final views of the two investment banking firms as described above) and shall, as soon as practicable, and if possible within 15 days of such designation, determine its final view as to the Fair Market Value, as the case may be, by selecting only either the higher of the respective final views of the two investment banking firms or the lower of the respective final views of the two investment banking firms. The Company shall provide to each of the designated investment banking firms reasonable access to members of management of the Company and to the books and records of the Company so as to allow such investment banking firms to conduct due diligence examinations in scope and duration as are customary in valuations of this kind. Each of the

Members and any Permitted Transferee (on its own behalf and on behalf of its respective Affiliates) agree to cooperate with each of the investment banking firms and to provide such information as may reasonably be requested. Costs of the appraisals shall be borne equally by the Members participating in the event requiring a determination of Fair Market Value, as the case may be. Notwithstanding the foregoing, in the event a Member does not appoint an investment banking firm within the time periods specified above, such Member shall have waived its rights to appoint an investment banking firm and the determination of the Fair Market Value, as the case may be, shall be made solely by the investment banking firm of the Investment Member who did appoint an investment banking firm. Notwithstanding the foregoing, in the case of property consisting of securities traded in the public markets, the Fair Market Value of such securities will be equal to the average of the closing price of such security for the twenty-day trading period immediately preceding the date on which such valuation is required.
     Section 9.10 1% Call Option.
          (a) In addition to the rights described above, TVGN or its transferee (the “Option Holder”) shall have an additional right to purchase from Lions Gate or its transferee (the “Option Issuer”) a number of Series A Preferred Units equal to 1,000 and a number of Series B-1 Common Units equal to 1,000 (all such Units in the aggregate, the “1% Call Units”), in accordance with the terms of this Section 9.10 (the “1% Call Option”).
          (b) The 1% Call Option shall be exercisable by the Option Holder only in connection with (and shall be conditioned upon) (i) a sale of all of the Interests in the Company, including a Drag Transaction, (ii) a sale of all or substantially all of the assets of the Company, (iii) an Initial Public Offering, (iv) a Transfer by the Option Holder of all of its Units, (v) a Transfer by the Option Issuer of all of its Units, (vi) a foreclosure by a Third Party on any Units of the Option Issuer, (vii) a Lions Gate Change in Control pursuant to clause (iii) of the definition thereof, or (viii) an Insolvency Event shall have occurred with respect to the Option Issuer or, to the extent the Option Issuer is Lions Gate, LGEC (each, a “1% Call Event”).
          (c) The Company or the Option Issuer, as applicable, shall give the Option Holder notice of the proposed occurrence of any 1% Call Event at least 10 Business Days prior to any 1% Call Event. After receipt of such notice, the Option Holder may, by delivery of a notice (a “1% Call Notice”) to the Option Issuer, elect to purchase all, but not less than all of the 1% Call Units from the Option Issuer in accordance with the terms hereof. Such purchase will occur immediately prior to the occurrence of the 1% Call Event. At the closing of such purchase, the Option Issuer shall be deemed to have delivered to the Option Holder, free and clear of all Encumbrances, the 1% Call Units accompanied by transfer documents substantially in the form of Schedule 9.7(b) (mutatis mutandis for the terms of this Section 9.10) in favor of the Option Holder. The Option Issuer shall provide such other documents, if any, as are necessary to convey to the Option Holder the 1% Call Units subject to such purchase, in form and substance reasonably satisfactory to the Option Holder.
          (d) The purchase price for the 1% Call Units shall initially be an amount equal to $2,551,198 (the “1% Call Price); provided, that (i) to the extent any Capital Contributions are made by the Option Issuer and Option Holder according to their Percentage Interest in the Units and no additional Units are issued with respect thereto, the 1% Call Price shall be increased by an amount equal to that portion of the Capital Contribution made in respect of the 1% Call Units and (ii) to the extent that any distributions are made to the Option Issuer in respect of the 1% Call Units, the 1% Call Price shall be decreased by an amount equal to that portion of the distribution attributable to the 1% Call Units (including any distributions made pursuant to Section 7.2, including clauses (a)(i) or (ii) thereof).
          (e) The 1% Call Price shall paid (or be deemed paid) as follows.
               (i) If the Option Issuer is acquiring all of the Option Holder’s Units, the Option Issuer will pay an additional amount to the Option Holder in such sale equal to (i) the purchase price for a number of Units equal to the 1% Call Units minus (ii) the 1% Call Price (the “Net Price).
               (ii) In all other instances, the 1% Call Price will be paid to the Option Issuer in cash, unless otherwise agreed by the Option Issuer and the Option Holder.
          (f) The 1% Call Option will be transferable by the Option Holder in connection with a sale of all of its Units as otherwise permitted by this Agreement. The obligations of the Option Issuer pursuant to this Section 9.10 with respect to the 1% Call Option will not be transferable by the Option Issuer unless, as a result of any proposed Transfer the Option Issuer would no longer hold the number of Units of the Company necessary to satisfy the 1% Call Option, in which case the transferee or transferees, as applicable, purchasing Units from the Option Issuer in such a transaction must expressly assume the obligations of the Option Issuer under this Section 9.10 (at which time, such transferee or transferees shall become Option Issuers).
     Section 9.11 Lions Gate Transfer of Units Upon Indemnification Event.
          (a) To the extent that Lions Gate fails to pay the amounts owed or cure any default giving rise to an Indemnification Event by the date that is 90 days from the date of the Indemnification Event (such failure to so cure or pay, an “Indemnification Default), Lions Gate shall be deemed to have transferred, without any further action on behalf of the Company, Lions Gate or TVGN, an aggregate number of Investment Units (and, to the extent that the value of the Investment Units owned by Lions Gate cannot satisfy such obligation, Series B-2 Common Units, if any) with a value (as determined pursuant to Section 9.11(b)) equal to (i) the Indemnification Amount related to such Indemnification Event, minus (b) cash received by TVGN in payment of such Indemnification Amount after the Indemnification Event from or on behalf of Lions Gate.
          (b) For purposes of Section 9.11(a), the value of any Units transferred to TVGN by Lions Gate pursuant thereto shall be equal to the lesser of (a) the aggregate amount of any Capital Contributions made in cash by Lions Gate with respect to such Units through the date of the Indemnification Event less the aggregate amount of any distributions received by Lions Gate with respect to such Units through the date of the Indemnification Event and (b) the Fair Market Value of such Units on the date of the Indemnification Event.

ARTICLE X
DISSOLUTION, LIQUIDATION AND TERMINATION
     Section 10.1 No Dissolution. The Company shall not be dissolved by the admission of additional Members in accordance with the terms of this Agreement.
     Section 10.2 Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:
          (a) the expiration of the term of the Company as provided in Section 2.3;
          (b) a Majority Vote of the Board of Managers to dissolve, wind up and liquidate the Company;
          (c) the Transfer of all or substantially all the assets of the Company; or
          (d) the entry against the Company of a decree of judicial dissolution under Section 18-802 of the Act.
     Section 10.3 Notice of Dissolution. Upon the dissolution of the Company, the Person or Persons approved by the Members by a vote of two-thirds of the remaining Voting Units to carry out the winding up of the Company (the “Liquidating Trustee”) shall promptly notify the Members of such dissolution.
     Section 10.4 Liquidation.
          (a) Upon dissolution of the Company, the Liquidating Trustee shall immediately commence to wind up the Company’s affairs; provided, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. Each Member shall be furnished with a statement audited by the Auditors that shall set forth the assets and liabilities of the Company as of the date of dissolution. Each Member (and its Affiliates) shall pay to the Company all amounts then owing by it (and them) to the Company. The proceeds of liquidation shall be distributed, as realized, in the following order and priority:
               (i) First, to creditors of the Company (including holders of Units that are creditors to the extent otherwise permitted by law), in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for distributions to holders of Units;
               (ii) Second, to the Members holding Series A Preferred Units, pro-rata in accordance with their respective Percentage Interests in such Series A Preferred Units, until payment in full of the Redemption Amount as of such date, and
               (iii) Third, to the Members, pro-rata in accordance with the Members Percentage Interests in the Common Units.

          (b) To the extent that the Members determine that any or all of the assets of the Company shall be sold, such assets shall be sold as promptly as practicable, in a commercially reasonable manner. For purposes of making the liquidating distributions required by Section 10.4(a), the Liquidating Trustee may determine, upon the Unanimous Vote of the Board of Managers, whether to distribute all or any portion of the assets of the Company in kind or to sell all or any portion of the assets of the Company and distribute the proceeds therefrom; provided, that in the absence of a Unanimous Vote of the Board of Managers to the contrary, the assets of the Company shall be sold and not distributed in kind.
          (c) In the event the assets of the Company are to be distributed in kind, the Liquidating Trustee shall deliver a notice to each Member setting forth the value assigned to each asset and the Member to which the Liquidating Trustee proposes such asset be distributed. Each Member shall have 15 days to dispute such valuation, and if no notice of dispute is delivered to the Liquidating Trustee and the other Members, the notice of valuation shall become final and binding on all parties. If such notice of dispute is delivered, the matter shall be submitted to a nationally recognized investment banking firm, accounting firm or valuation firm selected by the Liquidating Trustee from a list of three such firms provided by the disputing Member. The banking, accounting or valuation firm shall make a decision within 60 days of referral, which decision shall be final and binding, and the fees and expenses of such firm shall be borne by the Company.
     Section 10.5 Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the holders of Units in the manner provided for in this Article X, and the Certificate shall have been cancelled in the manner required by the Act.
     Section 10.6 Claims of the Members. The Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members shall have no recourse against the Company or any other Member or any other Person. No Member with a negative balance in such Member’s Capital Account shall have any obligation to the Company or to the other Members or to any creditor or other Person to restore such negative balance upon dissolution or termination of the Company or otherwise.
ARTICLE XI
LIABILITY AND INDEMNIFICATION
     Section 11.1 Liability of Members. Except as otherwise required by the Act or this Agreement, all debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

     Section 11.2 Indemnification by the Company.
          (a) To the fullest extent permitted by applicable Law, subject to this Section 11.2(a), the Company shall indemnify in cash each Covered Person for all losses, damages, liabilities, deficiencies, claims, interest, awards, judgment, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, “Losses”) incurred by such Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed Action, whether civil, criminal, administrative or investigative, by reason of the fact that such Covered Person is or was a Member, Manager, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, manager, officer, employee, or agent of any other Person; provided, that any indemnity under this Section 11.2 shall be provided out of and to the extent of Company assets only, and no other Covered Person shall have any personal liability on account thereof. Notwithstanding the foregoing, in no event shall the Company be required to indemnify (i) any Person in respect of any claim, issue or matter as to which such Person has been adjudged to be liable as a result of such Person’s gross negligence or willful misconduct, (ii) any Member or any member of the Board of Managers appointed by such Member in respect of any action brought by or on behalf of a Member, or (iii) any Person in respect of any claim, issue or matter brought by the Company under any Affiliate Agreement.
          (b) (i) In the event that any claim, demand, action, suit or proceeding shall be instituted or asserted or any Losses shall arise in respect of which indemnity may be sought by a Covered Person pursuant to Section 11.2(a), such Covered Person shall promptly notify the Company thereof in writing. The failure to provide notice, however, shall not release the Company from any of its obligations hereunder except to the extent that the Company is materially prejudiced by such failure.
               (ii) The Company shall have the right, exercisable subject to the approval of the disinterested Members, to participate in and control the defense of any such claim, demand, action, suit or proceeding and, in connection therewith, to retain counsel reasonably satisfactory to each Covered Person, at the Company’s expense, to represent each Covered Person and any others the Company may designate in such claim, demand, action, suit or proceeding. The Company shall keep the Covered Person advised of the status of such claim, demand, action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Covered Person with respect thereto.
               (iii) In any such claim, demand, action, suit or proceeding, any Covered Person shall have the right to retain its own counsel at its own expense; provided, that the fees and expenses of such Covered Person’s counsel shall be at the expense of the Company if (A) each other Member and such Covered Person shall have mutually agreed to the retention of such counsel, (B) the Company shall have failed, within a reasonable time after having been notified of the existence of an indemnified claim, to assume the defense of such indemnified claim or (C) the named parties to any such claim, demand, action, suit or proceeding (including any impleaded parties) include both the Company and such Covered Person and representation of both parties by the same counsel would be inappropriate in the judgment of the Covered Person (as evidenced by an opinion of counsel) due to actual or potential differing interests between them and the Company shall have failed, within a reasonable time after having been notified of the Covered Person’s objection under this Section 11.2(b)(iii)(C) to such joint representation, to retain counsel for such Covered Person reasonably satisfactory to such Covered Person. It is understood that the Company shall not, in respect of the legal expenses of any Covered Person, in connection with any claim, demand, action, suit or proceeding or related claims, demands, actions, suits or proceedings in the same jurisdiction, be liable for the fees and expense of more than one separate firm (in addition to any local counsel reasonably satisfactory to the Company) for all such Covered Persons and that all such fees and expenses shall be reimbursed as they are incurred; provided, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of a Covered Person (as evidenced by an opinion of counsel) for the same counsel to represent such Covered Person and any other Covered Person, then such Covered Person shall be entitled to retain its own counsel, in each jurisdiction for which the Covered Person reasonably determines counsel is required, at the expense of the Company.
               (iv) The Company shall not be liable for any settlement of any claim, demand, action, suit or proceeding effected without its written consent (which consent shall not be unreasonably withheld or delayed), but if settled with such consent or if there be a final judgment for the plaintiff, the Company agrees to indemnify each Covered Person, to the extent provided in Section 11.2(a), from and against all Losses by reason of such settlement or judgment. The Company shall not effect any settlement of any pending or threatened claim, demand, action, suit or proceeding in respect of which any Covered Person is seeking indemnification hereunder without the prior written consent of each such Covered Person (which consent shall not be unreasonably withheld or delayed by any such Covered Person), unless such settlement includes an unconditional release of each such Covered Person from all liability and claims that are the subject matter of such claim, demand, action, suit or proceeding.
               (v) As necessary or useful to the defending party in effecting the foregoing procedures, the parties shall cooperate in the execution and delivery of agreements, instruments and other documents and in the provision of access to witnesses, documents and property (including access to perform interviews, physical investigations or other activities).
               (vi) No amendment or repeal of any of the provisions of this Agreement shall limit or eliminate the benefits provided to Covered Persons under this Section 11.2 or this Article XI.
     Section 11.3 Advancement of Expenses. To the fullest extent permitted by applicable Law, expenses (including legal fees) actually and reasonably incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified therefor as authorized in Section 11.2.

ARTICLE XII
OTHER AGREEMENTS
     Section 12.1 Right to Purchase New Units.
          (a) The Company hereby grants to each Investment Member the right to purchase its pro-rata portion of all or any part of any New Units that the Company may, from time to time, propose to sell or issue, which pro-rata portion shall be equal to the product of (i) the New Units, if any, that the Company proposes to issue at such time and (ii) such Member’s Percentage Interest in the Investment Units; provided, that the rights hereunder shall not apply, in each case, to the following issuances so long as the issuance, plan, agreement or arrangement, as applicable, is approved by the Board of Managers, (A) New Units issued in connection with an additional Capital Contribution of a Member pursuant to Section 4.4, (B) rights, warrants or options to acquire New Units issued pursuant to an option plan, employment agreements, compensation arrangements or otherwise to employees of the Company or any of its Subsidiaries, and any New Units issued upon exercise of the foregoing, provided, that any of the foregoing such plans, agreements and arrangements do not have as their primary purpose the raising of additional equity capital for the Company, (C) New Units issued as direct consideration in connection with an acquisition or business combination (whether through a merger, recapitalization or otherwise) by the Company of another Person, or of any interest in another Person, (D) New Units issued as distributions, (E) New Units issued to banks, lessors, financial institutions and licensors in connection with non-equity financing transactions, (F) New Units issued to strategic partners of the Company and (G) New Units issued in payment of a loan to a Member pursuant to Section 8.3(c). The purchase right provided in this Section 12.1 shall apply at the time of issuance of any right, warrant or option or convertible or exchangeable security and not to the conversion, exchange or exercise thereof.
          (b) The Company shall give written notice of a proposed issuance or sale described in Section 12.1(a) to the Investment Members within five (5) Business Days following any meeting of the Board of Managers at which any such issuance or sale is approved and at least 15 days prior to the proposed issuance or sale. Such notice (the “Issuance Notice”) shall set forth the material terms and conditions of such proposed transaction, including the name of any proposed purchaser(s), the proposed manner of disposition, the number of Investment Units proposed to be issued, the proposed issuance date and the proposed purchase price per Unit. Such notice shall also be accompanied by any written offer from the prospective purchaser, if applicable, to purchase such New Units. In the event any portion of the purchase price per Unit to be paid by any proposed purchaser is to be paid in non-cash consideration, the value of any such non-cash consideration per Unit shall be the fair market value thereof as determined by the Board of Managers).
          (c) At any time during the 15 day period following the receipt of an Issuance Notice, each Investment Member shall have the right to elect to purchase its pro-rata portion, as set forth in Section 12.1(a), of the number of New Units to be issued at the purchase price per Unit set forth in the Issuance Notice and upon the other terms and conditions specified in the Issuance Notice by sending irrevocable written notice to the Company (a “Subscription Notice”), which notice shall state that such Member elects to exercise its rights hereunder and shall state the maximum number of New Units sought for purchase, including the number of New Units such Member would elect to purchase if one or more other Members do not elect to purchase their full pro-rata portion of New Units. In the event any Member elects to purchase less than all of the New Units it is entitled to purchase in accordance with Section 12.1(a) (such remaining securities, the “Unsubscribed Units”), the Unsubscribed Units shall be allocated among the Members that have elected to purchase their full pro-rata portion of New Units, pro-rata in accordance with the respective number of Investment Units held by each such Member, up to the maximum number of Investment Units elected for purchase by the respective Member as set forth in its Subscription Notice. The Company shall, within five (5) days after the date Subscription Notices were due to be received pursuant to this Section, notify each Member that has elected to purchase New Units as to the number of New Units to be purchased by such Member pursuant to the above allotments, and such Member shall then be obligated to purchase such number of New Units on the terms and conditions set forth in the Issuance Notice.
          (d) The purchase of the New Units by all electing Investment Members shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice; provided, that the closing of any purchase by any Member may be extended beyond the closing of the transaction described in the Issuance Notice to the extent necessary to obtain required governmental approvals and other required approvals.
          (e) If effective acceptances have not been received by the Company from the Members (in the aggregate) pursuant to Section 12.1(c) in respect of all of the New Units to be issued, the Company shall be free to complete the proposed issuance or sale of the New Units described in the Issuance Notice with respect to which Members failed to exercise the option set forth in this Section 12.1 on terms no less favorable to the Company than those set forth in the Issuance Notice (except that the amount of securities to be issued or sold by the Company may be reduced); provided, that (i) such issuance or sale is closed within 90 days (or longer, if the HSR Act so requires) after the Subscription Notices were due to be received pursuant to Section 12.1(c) and (ii) the price at which the New Units are sold must be equal to or higher than the purchase price described in the Issuance Notice. In the event that the Company has not sold such New Units within such 90-day period (or longer, if the HSR Act so requires), the Company shall not thereafter issue or sell any New Units, without first again offering such securities to the Members in the manner provided in this Section 12.1.
     Section 12.2 Further Assurances. Each of the Members hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated hereunder, including, without limitation, using reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of the competent Governmental Authorities. Without limiting the generality of the foregoing, the parties shall, when required in order to effect the transactions contemplated hereunder, make all necessary filings, and thereafter make any other required or appropriate submissions under the HSR Act and shall supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act. Each of the parties shall cooperate with the other parties when required in order to effect the transactions contemplated hereunder. In case at any time after the date hereof, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each of the parties shall use their commercially reasonable efforts to take all such action.
     Section 12.3 Waiver of Fiduciary Duties/Corporate Opportunities. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any of the Members hereto or their respective Affiliates or designees on the Board of Managers. Further, each Member hereby to the fullest extent permitted by law, waives any and all fiduciary duties that, absent such waiver, may be implied by Law, and in doing so, recognizes, acknowledges and agrees that the duties and obligations of the Members to one another and to the Company are only as expressly set forth in this Agreement.. Subject to any non-competition obligations under the Purchase Agreement, without any accountability to the Company or any Member by virtue of this Agreement:
          (a) Each Member and its Affiliates, and their respective officers, directors, shareholders, partners, members, agents and employees (collectively, a “Corporate Opportunities Group”), shall not in any way be prohibited or restricted from engaging or investing in, independently or with others, any business opportunity of any type or description;
          (b) Neither the Company nor any Member or such Member’s Corporate Opportunities Group shall have any right in or to such other business opportunities of any other Member or such other Member’s Corporate Opportunities Group or to the income or proceeds derived therefrom;
          (c) No Member or its Corporate Opportunities Group shall be obligated to present any business opportunity to the Company or any other Member or such other Member’s Corporate Opportunities Group, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company, or if presented to any other Member or other Member’s Corporate Opportunities Group, could be taken by such Persons; and
          (d) Each Member and its Corporate Opportunities Group shall have the right to hold any such business opportunity for its own account or to recommend such opportunity to Persons other than the Company, any other Member or any Person in such other Member’s Corporate Opportunities Group.
     Section 12.4 Public Announcements. TVGN and Lions Gate shall consult with each other before issuing, and provide each other party the opportunity to review and comment upon, any press release or other public statement with respect to this Agreement, the Company or the Company’s business or operations, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law; provided, that the initial announcement of the transaction shall be mutually approved. For the avoidance of doubt, no disclosure permitted under Section 12.5 shall be deemed a “public statement”.
     Section 12.5 Confidential Information.
          (a) Except as otherwise provided in this Section 12.5, each Member (i) shall, and shall cause its officers, directors, principals, employees, advisors, auditors, agents, bankers and other representatives (collectively, “Representatives”) to, maintain in strictest confidence the terms of this Agreement and any and all information and data relating to the Company, the Company Business or the other Members that is proprietary to the Company or such other Member, as applicable, or otherwise not available to the general public, irrespective of the form of the information, including, without limitation, information concerning intellectual property, customer and supplier lists, pricing information, marketing plans, market studies, client development plans, business acquisition plans and all other proprietary information or data of the Company or of the other Members and all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by a receiving Member or its Representatives that contain, reflect or are based upon, in whole or in part, the information furnished to or acquired by such Member (“Confidential Information”), (ii) shall not disclose, and shall cause its Representatives not to disclose, Confidential Information to any Person other than to the other Members and the Company and their respective Representatives and (iii) shall not use, and shall cause its Representatives not to use, Confidential Information other than in connection with the business of the Company.
          (b) Notwithstanding Section 12.5(a):
               (i) Any Member may disclose Confidential Information to the extent consented to by the Majority Vote of the Board of Managers and, if applicable, the Member(s) to whom such Confidential Information relates;
               (ii) Any Member may disclose Confidential Information for bona fide business purposes on a strict “need-to-know” basis to its Affiliates, its board of directors (or equivalent governing body) and its Representatives; provided, that in each such case, each such Person agrees to be bound by the terms of this Section 12.5 and such Member takes such precautionary measures as may be required to ensure compliance with this Section 12.5 by any of its Affiliates, Representatives and other Persons to whom it may disclose Confidential Information in accordance with this Section 12.5(b)(ii);
               (iii) any Member may disclose Confidential Information to its financing sources, or other Persons holding or considering acquiring (whether directly or indirectly) an equity or profits interest in, or equity security of, or all or substantially all of the assets of, or merging with, such Member (or any Affiliate thereof) so long as prior to any such disclosure such other Person executes a confidentiality agreement to the effect set forth in this Section 12.5;
               (iv) Any Member may provide or require the Company to provide Confidential Information to a prospective purchaser of such Member’s Units for purposes of a reasonable bona fide due diligence by such prospective purchaser in connection with the possible purchase of such offeror Member’s Units; provided, that (i) such prospective purchaser has delivered to such offeror Member an officer’s certificate certifying that it has a bona fide interest in acquiring the Units of such offeror Member, (ii) prior to any such disclosure, such prospective purchaser executes a confidentiality agreement to the effect set forth in this Section 12.5, (iii) such disclosure, to the extent it requires an inspection of the books of account or other business records of the Company, occurs during normal business hours of the Company and does not unreasonably interfere with the normal operations of the Company and (iv) within 60 days of receiving any Confidential Information, such prospective purchaser promptly returns all materials delivered to it pursuant to this Section 12.5 (including all copies thereof) and all analyses, computations, studies or other written or tangible material (including all copies thereof) prepared by such prospective purchaser that includes any Confidential Information;
               (v) Any Member may disclose Confidential Information to the extent necessary to assert any right or defend any claim arising under this Agreement;
               (vi) Any Member may disclose Confidential Information to the extent such disclosure is required by Law or legal process (including pursuant to any listing agreement with, or the rules or regulations of, any national securities exchange or national quotation system on which any securities of such Member are listed or traded); and
               (vii) Any Member may disclose Confidential Information to the extent legally compelled to do so under the terms of a subpoena, order, civil investigative demand or similar process issued by a Governmental Authority; provided, that prior to any such disclosure, such Member shall, to the extent legally permissible: (A) promptly notify the Board of Managers of the existence, terms and circumstances surrounding such request; (B) consult with the Board of Managers regarding the advisability of taking legally available steps to resist or narrow such disclosure; (C) furnish only that portion of the Confidential Information that, in the opinion of independent counsel for such Member, such Member is legally compelled to disclose; and (D) cooperate with the Board of Managers (or any other Person having an interest in the Confidential Information) to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.
          (c) Any Member providing Confidential Information to any other Person in accordance with Section 12.5(b) shall be liable to the Company and the other Members for, and shall indemnify and hold harmless the Company and the other Members from and against, any and all Losses sustained or incurred by the Company and such other Members arising out of or otherwise resulting from the disclosure of such Confidential Information to such other Person or the disclosure by such other Person of Confidential Information in violation of the applicable confidentiality agreement.
          (d) Notwithstanding Section 12.5(b), neither the Company nor any Member shall disclose or provide any Confidential Information to any Person if such disclosure or provision is prohibited by any agreement between the Company and any Person (including any Member or Affiliate thereof and other than this Agreement).
          (e) The provisions of Section 12.5(a) shall not apply to, and Confidential Information shall not include:
               (i) any information that is or has become generally available to the public other than as a result of disclosure by a Member (or any Affiliate or Representative thereof) in breach of any of the provisions of this Section 12.5;
               (ii) any information that has been independently developed by a Member (or any Affiliate or Representative thereof); provided, that it is developed entirely from sources other than Confidential Information and otherwise without violating any of the provisions of this Agreement or any other similar agreement to which such Member (or any Affiliate or Representative thereof) is bound; or
               (iii) any information made available to a Member (or any Affiliate or Representative thereof) on a non-confidential basis by any Third Party who is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Company, another Member (or any Affiliate or Representative thereof) or any other Person.
          (f) The obligations of each Member under this Section 12.5 shall survive for so long as such Member remains a Member, and for the longer of (i) one (1) year after the date such Member ceases to be a Member and (ii) the date that is five (5) years after the Closing Date, notwithstanding the termination of the Company, such Member’s Transfer of its Units, and/or any Person ceasing to be an Affiliate of such Member.
     Section 12.6 New Investors to Execute Agreement. The Company shall not, at any time prior to the termination of this Agreement, issue any Units or issue or resell any security convertible or exchangeable into Units or register any transfer of Units unless, prior to the consummation of any such issuance or sale, each Person to whom such security is proposed to be issued, sold or transferred executes and delivers this Agreement to the Company and each Member. Upon the execution and delivery by any Person of this Agreement, Schedule 2.1 hereto shall be revised to include the name of such Person and such Person shall be deemed a “Member” for purposes of this Agreement and shall have the rights and be subject to the obligations of a Member as such under this Agreement.
     Section 12.7 Cooperation Upon a Change in Accounting Rules. The Members and the Company hereby agree to cooperate in good faith to the extent that any change in GAAP after the date hereof causes the Company to lose its status as a consolidated entity with Lions Gate; provided, that in no circumstance shall TVGN be required to take any action that would materially adversely affect its rights or obligations hereunder, or require it to sell any Units or make any Capital Contribution in order to effect such consolidation.

ARTICLE XIII
GENERAL PROVISIONS
     Section 13.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the Company.
     Section 13.2 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of the Members required to vote on such an amendment or modification pursuant to Section 5.7.
     Section 13.3 Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.
     Section 13.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier service or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered, if to the Company, to the address set forth below, or if to any Member, to the addresses set forth in Schedule 2.1 hereto, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
TV Guide Entertainment Group, LLC
1800 North Highland Avenue, 7th Floor
Hollywood, California 90028
Attention: Senior Vice President, Business Affairs

     Section 13.5 Interpretation. When a reference is made in this Agreement to a Section, Schedule, Article or Exhibit such reference shall be to a Section, Schedule, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation”, unless otherwise specified. When a reference is made in this Agreement to any agreement or document, such reference shall be to such agreement or document as amended, unless otherwise indicated.
     Section 13.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Purchase Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter of this Agreement. Notwithstanding any oral agreement of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.
     Section 13.7 No Third-Party Beneficiaries. Except as provided in Article XI, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. Without limiting the foregoing, any obligation of the Members to provide additional funding to the Company in the circumstances set forth in Section 4.4 of this Agreement is an agreement only between the Members, and no other person or entity shall have any rights to enforce such obligations.
     Section 13.8 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.
     Section 13.9 Jurisdiction.
          (a) SUBMISSION TO JURISDICTION. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE PARTIES HERETO HEREBY ACCEPT, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING

ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON OTHER GROUNDS OF FORUM NON CONVENIENS, THAT ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH JURISDICTION.
          (b) SERVICE OF PROCESS. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE PERSONAL SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND OTHER DOCUMENTS AND OTHER SERVICE OF PROCESS OF ANY KIND AND CONSENT TO SUCH SERVICE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN THE UNITED STATES WITH RESPECT TO OR OTHERWISE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BY ANY MEANS PERMITTED BY APPLICABLE LAW, INCLUDING BY THE MAILING THEREOF (BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID) TO THE ADDRESS OF EACH PARTY SET FORTH IN SECTION 13.4 OR SCHEDULE 2.1, AS APPLICABLE (AND SHALL BE EFFECTIVE WHEN SUCH MAILING SHALL BE EFFECTIVE, AS PROVIDED THEREIN). THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

     Section 13.10 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void, except in connection with any Transfer of Units permitted under Article IX; provided, that either party may assign this Agreement to any Permitted Transferee without the prior consent of the other party; and provided further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Specific references to a party (e.g., to TVGN or to Lions Gate) shall be deemed to mean such party together with its Permitted Transferees.
     Section 13.11 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties further hereby waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
     Section 13.12 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.
     Section 13.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
     Section 13.14 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 13.15 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

     Section 13.16 Facsimile Signature. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in either Tagged Image Format Files or Portable Document Format shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment.
     Section 13.17 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
     Section 13.18 No Presumption Against Drafting Party. Each of the parties hereto acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
[The remainder of this page is intentionally left blank.]

          IN WITNESS WHEREOF, the parties hereto have entered into this Agreement or have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TV GUIDE ENTERTAINMENT GROUP, LLC, a Delaware corporation
By:	/s/ James Keegan
	Name:	James Keegan
Title:

TVGN HOLDINGS, LLC, a Delaware limited liability company
By:	/s/ Andrew Gessow
	Name:	Andrew Gessow
Title:

LIONSGATE CHANNELS INC., a Delaware corporation
By:	/s/ James Keegan
	Name:	James Keegan
Title:

[Signature Page to Members Agreement]

Schedule 2.1
Members, Addresses, Capital Contributions and Units

		Cash Amount/Initial
		Asset Value of
		Capital
		Contributions
		Deemed Made On
Member	Address	Closing Date	Units on Closing Date
TVGN Holdings, LLC	TVGN Holdings, LLC
	320 Park Avenue, Floor 18
	New York, New York 10022
	Attn: Greg O’Hara	$125,008,699.00	49,000 Series A Preferred Units

	With a Copy to:

	Judah A. Shechter
	c/o One Equity Partners III, L.P.
	270 Park Avenue
	New York, New York 10017	$0.00	49,000 Series B-1 Common Units

Lionsgate Channels, Inc.	Lionsgate Channels, Inc.
	2700 Colorado Avenue, Suite 200
	Santa Monica, California 90404
	Attn: General Counsel	$130,111,095.00	51,000 Series A Preferred Units

	With a Copy to:

	Robert Haymer
	O’Melveny & Myers LLP
	1999 Avenue of the Stars, 7th Floor
	Los Angeles, California 90067	$0.00	51,000 Series B-1 Common Units

Schedule 5.5(a)
Initial Managers and Chair of the Board

TVGN Managers	Greg O’Hara
Jody Gessow
Colin Farmer

Lions Gate Managers	Jon Feltheimer
Brian Goldsmith

Initial Chair of the Board	[To be appointed by the TVGN Managers]

Schedule 5.14
Initial Officers

Title	Name

Chairman	Allen Shapiro

Executive Vice President and Secretary	B. James Gladstone

Vice President	Ryan O’Hara

Vice President and Treasurer	Jim Keegan

Exhibit A
Certain Defined Terms
“Drag-Along Minimum Price” means an amount equal to the product of ***** times the *****.
“Minimum Call Price” means an amount equal to the product of ***** times the *****